UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Chimerix, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CHIMERIX, INC.
2505 Meridian Parkway, Suite 100
Durham, North Carolina 27713

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 20, 2024

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Chimerix, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 20, 2024 at 8:00 a.m. Eastern Time at The Umstead Hotel and Spa, located at 100 Woodland Pond Drive, Cary, North Carolina 27513, for the following purposes:
•To elect each of the Board of Directors’ three nominees, Martha J. Demski, Pratik S. Multani, M.D., and Vicki Vakiener, as a Class II Director, to serve until the 2027 Annual Meeting of Stockholders and their successors are duly elected and qualified, or until their earlier death, resignation or removal;
•To approve the Company’s 2024 Equity Incentive Plan;
•To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024;
•To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (the “Proxy Statement”); and
•To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 22, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, June 20, 2024 at 8:00 a.m. Eastern Time.

The proxy statement and annual report to stockholders are available at https://ir.chimerix.com.

By Order of the Board of Directors
Mike Andriole
President and Chief Executive Officer
Durham, North Carolina
April 26, 2024

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

CHIMERIX, INC.
2505 Meridian Parkway, Suite 100
Durham, North Carolina 27713

PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

 To be held on June 20, 2024

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Chimerix, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Chimerix”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 1, 2024 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card on or after May 1, 2024.

When and where will the Annual Meeting be held?

The meeting will be held on Thursday, June 20, 2024 at 8:00 a.m. Eastern Time at The Umstead Hotel and Spa, located at 100 Woodland Pond Drive, Cary, North Carolina 27513.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 22, 2024 will be entitled to vote at the Annual Meeting. On this record date, there were 89,629,902 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 22, 2024, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return your vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that may be delivered to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 22, 2024 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice should be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker or other stockholder of record to vote your shares per your instructions. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•Proposal 1: To elect each of the Board’s three nominees, Martha J. Demski, Pratik S. Multani, M.D., and Vicki Vakiener, as a Class II Director, to serve until the 2027 Annual Meeting of Stockholders and their successors are duly elected and qualified, or until their earlier death, resignation or removal;
•Proposal 2: To approve the Chimerix, Inc. 2024 Equity Incentive Plan;
•Proposal 3: To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024; and
•Proposal 4: To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

What if another matter is properly brought before the meeting?

The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If any other matters are properly presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment. Discretionary authority for them to do so is provided for in the proxy card.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee to the Board you specify. For Proposals 2, 3, and 4 you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. In any event, we urge you to vote by proxy to ensure your vote is counted.

•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 20, 2024.

•To vote over the Internet, please follow the below steps:

Step 1: Go to www.envisionreports.com/CMRX to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

•To vote by telephone, call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. Follow the instructions provided by the recorded message.

•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Chimerix. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 22, 2024.

Will a list of stockholders as of the Record Date be available?

A complete list of the stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the Annual Meeting for a period of ten days ending on the day before the Annual Meeting during ordinary business hours at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713. If you would like to review the list, please email us at ir@chimerix.com.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Although our shares are not listed with NYSE, NYSE regulates broker-dealers and their discretion to vote on stockholder proposals. Under NYSE rules applicable to brokers and other similar organizations that are subject to NYSE rules, such organizations can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Under such rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of Directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. In this regard, Proposals 1, 2, 4 are considered to be “non-routine,” meaning that your broker may not vote your shares on these proposals in the absence of your instructions. Proposal 3 is considered to be a “routine” matter under applicable stock exchange rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other securities intermediary holding the shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or other such agent cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.”

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for Director, “For” approval of the 2024 Equity Incentive Plan, “For” ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024, and “For” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our Directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date, and that is received at the indicated address by 11:59 p.m. Eastern Time on June 19, 2024.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Chimerix, Inc.’s Secretary at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713. Such notice will be considered timely if it is received at the indicated address by 11:59 p.m. Eastern Time on June 19, 2024.
•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and Director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2024 to the attention of the Secretary of Chimerix, Inc. at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713. If you wish to submit a proposal (including a Director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Chimerix, Inc. between February 20, 2025 and March 22, 2025. You are also advised to review the Company’s amended and restated bylaws (“bylaws”), which contain additional requirements about advance notice of stockholder proposals and Director nominations, and compliance with the proxy solicitation rules promulgated by the SEC.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect Directors, votes “For,” “Withhold” and broker non-votes; and with respect to Proposals 2, 3 and 4 votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the respective vote totals for Proposals 2, 3, and 4, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•For Proposal 1, the election of Directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy at the meeting and entitled to vote generally on the election of Directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

•To be approved, Proposal 2 approving the 2024 Equity Incentive Plan, requires a “For” vote from the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

•To be approved Proposal 3 ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

•To be approved, Proposal 4 approving, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed herein, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present in person or represented by proxy at the meeting. On the record date, there were 89,629,902 shares outstanding and entitled to vote. Thus, the holders of 44,814,952 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present in person or represented by proxy at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL I

 ELECTION OF DIRECTORS

Our Board of Directors consists of ten Directors. In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes, denominated Class I, Class II and Class III. Each Director Class has a term of three years, and the three classes are staggered with respect to their termination dates. The terms of the current Class II Directors, Class III Directors and Class I Directors expire in 2024, 2025 and 2026, respectively. At each annual stockholder meeting, the successors to the Directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election and until his or her successor is elected, or, if sooner, until the Director’s death, resignation or removal.

Currently, our Board of Directors is classified as follows: members of Class I are Mike Andriole, Robert J. Meyer, M.D., and Mike Sherman; members of Class II are Martha J. Demski, Pratik S. Multani, M.D., and Vicki Vakiener; and members of Class III are Lisa L. Decker, Ph.D., Marc D. Kozin, Patrick Machado, and Fred A. Middleton. The term of office for our Class II Directors will expire at the Annual Meeting.

There are three nominees for Class II Director this year, Martha J. Demski, Pratik S. Multani, M.D., and Vicki Vakiener. Each of Ms. Demski, Dr. Multani, and Ms. Vakiener has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Each Director to be elected and qualified will hold office until our 2027 Annual Meeting of Stockholders and until his or her successor is elected, or, if sooner, until the Director’s death, resignation or removal.

On March 20, 2024, Patrick Machado, one of our Class III directors, notified our Board of his resignation as a member of the Board and as a member of all committees of the Board on which he serves, effective at the Annual Meeting. Accordingly, the size of the Board will be reduced from ten to nine directors, effective at the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy at the meeting and entitled to vote generally on the election of Directors. The three nominees receiving the highest number of affirmative votes will be elected.

It is the Company’s policy to invite our Directors and Director nominees to attend the Annual Meeting. Each of our then directors attended our annual meeting in 2023.

Nominees

The following is a brief biography of each nominee for Director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Governance Committee to recommend that person as a nominee for Director, as of the date of this Proxy Statement.

The Nominating and Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Biographies of the Continuing Directors Whose Terms Expire at the 2024 Annual Meeting of Stockholders and are Nominated for Election at the Annual Meeting

Martha J. Demski. Ms. Demski, age 71, has served on the Board of Directors since 2005 and currently serves as Lead Independent Director since August 2023. She served as Chair of our Board of Directors from June 2018 to July 2023. The other public company boards on which Ms. Demski currently serves as a director are Alpha Teknova, Inc. and Equillium, Inc., both of which are biopharmaceutical companies. She chairs the audit committees, and she is a member of the compensation committees of both companies. During the past five years, Ms. Demski has served on the boards of Adamas Pharmaceuticals Inc., and ADMA Biologics, Inc. Ms. Demski served as chair of the audit committee and compensation committee member of both companies. From 2011 to 2017, Ms. Demski served as Senior Vice President and Chief Financial Officer of Ajinimoto Althea, Inc., now known as Ajinomoto Bio-Pharma Services, a fully integrated contract development and manufacturing organization. From 2008 to 2010, she served as the Interim Chief Operating Officer and Chief Financial Officer of the Sidney Kimmel Cancer Center, a non-profit corporation that engaged in biomedical research. Earlier, Ms. Demski served as Vice President and Chief Financial Officer of Vical Incorporated. Ms. Demski has more than 13 years of banking experience with Bank of America Corporation. Ms. Demski is a National Association of Corporate Directors Board Governance Fellow, and she received the Director of the Year in Corporate Governance award by the Corporate Directors Forum in 2017. Ms. Demski earned her B.A. from Michigan State University and an M.B.A. from The University of Chicago Booth School of Business with concentrations in accounting and finance. Our Board of Directors believes that Ms. Demski’s more than 40 years’ experience in the fields of finance and biotechnology as well as her experience as a member of various boards of directors qualifies her to serve on our Board of Directors.

Pratik S. Multani, M.D. Dr. Multani, age 57, joined our Board of Directors in February 2020. The other public company board on which Dr. Multani currently serves as a director is Erasca, Inc., a biotechnology company. He has served as Chief Medical Officer of ORIC Pharmaceuticals, Inc. since September 2018, and brings more than 20 years of experience advancing oncology products from the clinic through regulatory approval. Prior to joining ORIC Pharmaceuticals, Dr. Multani served as Chief Medical Officer of Ignyta, Inc. from February 2015 to August 2018, which was acquired by Roche in 2017. Before joining Ignyta, Inc., Dr. Multani was Chief Medical Officer of Fate Therapeutics, Inc. from April 2009 to February 2015, and prior to that held multiple leadership positions at Kalypsys, Inc., Kanisa, Inc., and Salmedix, Inc. Dr. Multani started his biotech career at Biogen Idec, Inc. from 1999 to 2004, where he was involved with the development of treatments for Non-Hodgkin Lymphoma. Earlier in his career, Dr. Multani held academic and clinical positions at Harvard Medical School and at Massachusetts General Hospital. His postdoctoral training included a fellowship in hematology and oncology at Dana-Farber Cancer Institute and an internship and residency in internal medicine at Massachusetts General Hospital. Dr. Multani received an M.D. from Harvard Medical School and an M.S. in clinical epidemiology from Harvard School of Public Health. Our Board of Directors believes that Dr. Multani’s medical and scientific background and his expertise and experience within the pharmaceutical industry qualifies him to serve on our Board of Directors.

Vicki Vakiener. Ms. Vakiener, age 60, joined our Board of Directors in April 2021. The other public company board on which Ms. Vakiener currently serves as a director is Arrowhead Pharmaceuticals, Inc. Ms. Vakiener previously served as Chief Commercial Officer of Epizyme, Inc. from September 2020 to December 2021, and as Senior Vice President, Commercial of Epizyme from December 2018 to September 2020. For over 20 years, Ms. Vakiener held positions of leadership with increasing responsibility across Johnson & Johnson’s pharmaceuticals and diagnostics businesses. Most recently, she was the Vice President and Oncology Global Commercial Leader for Prostate Cancer at Janssen from January 2018 to September 2020, where she led a cross-functional team to develop and execute the global commercial strategy for its portfolio of late stage and early pipeline compounds. She also previously served as the Vice President of Oncology Marketing at Janssen Oncology U.S. from November 2014 to December 2018. During her tenure in this position, Ms. Vakiener managed the launch of multiple oncology therapeutics. Prior to Johnson & Johnson, Ms. Vakiener began her pharmaceutical career at Schering-Plough and spent nine years there in both scientific roles and commercial positions. She received a B.S. in Biochemistry from Albright College. Our Board of Directors believes that Ms. Vakiener’s expertise and experience in the biopharmaceutical industry qualifies her to serve on our Board of Directors.

Biographies of the Continuing Directors Whose Terms Expire at the 2025 Annual Meeting of Stockholders

Lisa L. Decker, Ph.D. Dr. Decker, age 55, joined our Board of Directors in December 2023. Dr. Decker has been Chief Business Officer of IGM Biosciences, Inc. since March 2021. Prior to joining IGM, Dr. Decker served as Chief Business Officer of Atreca, Inc., a biopharmaceutical company, from June 2019 until March 2021. Dr. Decker also previously served in various roles at Nektar Therapeutics, a development stage biopharmaceutical company, from August 2008 to June 2019, including as Vice President of Business Development from August 2017 until June 2019, Executive Director, Business Development from August 2012 until August 2017, Executive Director, Business Strategy and Operations from January 2010 until July 2012, and Senior Director, Alliance Management from August 2008 until December 2009. Prior to this, Dr. Decker served in a number of roles at the Office of Technology Management at the University of Massachusetts Medical School from 2000 until 2008. Dr. Decker holds a Ph.D. in Immunology from Tufts University School of Medicine and conducted her postdoctoral training at Harvard Medical School. Our Board of Directors believes that Dr. Decker’s scientific, drug development, and business development experience in the biopharmaceutical industry qualifies her to serve on our Board of Directors.

Marc D. Kozin. Mr. Kozin, age 62, joined our Board of Directors in March 2024. The other public company board on which Mr. Kozin currently serves as a director is UFP Technologies, Inc., where he serves on the compensation committee. During the past five years, Mr. Kozin has previously served on the boards of Vascular Biogenics Ltd., operating as VBL Therapeutics, Inc., where he served as chair, and Dicerna Pharmaceuticals, Inc. Mr. Kozin has more than three decades of industry expertise advising biopharmaceutical, life sciences and medtech companies. Mr. Kozin has served on more than a dozen boards in a variety of roles and on all committees. He is currently a Director at HCRx Holdings, L.P., having served for 10 years as the Chairman of the strategy advisory board of HealthCare Royalty Partners (HCR), a leading investment firm in healthcare, providing royalty monetization and senior debt. Previously, Mr. Kozin was a career strategy consultant, having served as president of L.E.K. Consulting’s North American practice from 1997 to 2012 and as senior advisor from 2012 to 2018. Mr. Kozin received a B.S. degree in economics from Duke University, and an M.B.A. in finance from The Wharton School of the University of Pennsylvania. Our Board of Directors believes that Mr. Kozin’s knowledge and experience in strategic planning and leadership consulting of complex organizations in the life sciences industry qualifies him to serve on our Board of Directors.

Fred A. Middleton. Mr. Middleton, age 74, has served as one of our Directors since March 2018. The other public company board on which Mr. Middleton currently serves as a director is CalciMedica, Inc., a biopharmaceutical company. During the past five years, Mr. Middleton has previously served on the boards of HCW Biologics, Inc., and Stereotaxis, Inc., both of which are biopharmaceutical companies. He currently serves as a Managing Director of Sanderling Ventures, where he has worked for over 35 years as an investor, management team member and director in over 25 new biomedical ventures built in Sanderling’s venture investment portfolios since 1988. During his time at Sanderling, Mr. Middleton served as Chair and Chief Executive Officer of several of Sanderling’s portfolio companies. Mr. Middleton was a first-round investor in Regeneron Pharmaceuticals, Inc., served as a board member, and as the company’s Chief Financial Officer during its initial public offering in 1991. Earlier in his career, Mr. Middleton served as the third original member of the Genentech, Inc. management team as its Chief Financial Officer from 1978-2004. Mr. Middleton holds a B.S. in chemistry from the Massachusetts Institute of Technology and an M.B.A. with Distinction from the Harvard Business School. Our Board of Directors believes that Mr. Middleton’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Biographies of the Directors Whose Terms Expire at the 2026 Annual Meeting of Stockholders

Mike Andriole. Mr. Andriole, 51, became President, CEO and a member of the Board of Directors of Chimerix in August 2023. Mr. Andriole does not serve as a director on the board of any other public company. Prior to becoming President and CEO, Mr. Andriole was Chimerix’s Chief Business Officer and CFO from 2019 to 2023 during which time he led key strategic acquisitions, divestitures and capital raising transactions which reprioritized Chimerix’s pipeline and recapitalized the Company. Prior to joining Chimerix, Mr. Andriole served as Chief Financial Officer of Endocyte, Inc., a leader in developing targeted treatments for prostate and other cancers, from 2017-2018. At Endocyte, Inc. he managed the company through a series of strategic transactions, including raising nearly $300 million in capital and culminating in a sale to Novartis for $2.1 billion. Prior to Endocyte, from 2001 to 2017, Mr. Andriole served in a range of financial, marketing and global business development roles at Eli Lilly and Company. Mr. Andriole earned a B.S.B.A. from Xavier University’s Williams School of Business and an M.B.A. from Indiana University’s Kelley School of Business. Our Board of Directors believes that Mr. Andriole’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Robert J. Meyer, M.D. Dr. Meyer, age 65, has served as one of our Directors since March 2018. During the past five years, Dr. Meyer has previously served on the boards of Correvio Pharma Corp., formerly Cardiome Pharma Corp., and Translate Bio, Inc. He currently serves as Principal, Drug and Biological Products at Greenleaf Health, Inc., a U.S. Food and Drug Administration (“FDA”) strategic advising company. He is also an Associate Professor of Public Health Sciences at the University of Virginia, where he was formerly the Director of the Virginia Center for Translational and Regulatory Sciences from 2013 to 2017. Dr. Meyer was a Medical Science Trustee for the United States Pharmacopeia Board (a voluntary position on this non-profit organization) from 2015-2020. Dr. Meyer was Vice President and Head, Global Regulatory Strategy, Policy and Safety at Merck Research Laboratories from 2007 to 2012. Dr. Meyer worked for the FDA from 1994 to 2007. In his last 5 years at the FDA, Dr. Meyer was the Director for the Office of Drug Evaluation II within Center for Drug Evaluation and Research, with responsibilities for pulmonary and allergy, metabolic and endocrine, and analgesics, anesthetics and rheumatologic drug products. Dr. Meyer holds a B.A. from Lehigh University and an M.D. from the University of Connecticut School of Medicine. Our Board of Directors believes that Dr. Meyer’s expertise and experience within the FDA and the pharmaceutical industry qualifies him to serve on our Board of Directors.

Mike Sherman. Mr. Sherman, age 58, was named Chair of the Board in August 2023. Prior to this role, Mr. Sherman was the Chief Executive Officer of Chimerix since 2019. The other public company board on which Mr. Sherman currently serves as a director is Werewolf Therapeutics, Inc. During the past five years, Mr. Sherman has previously served on the board of Biospecifics Technologies, Inc. Before joining Chimerix, he served as Chief Executive Officer of Endocyte, Inc. from June 2016 until its $2.1 billion acquisition by Novartis AG in December 2018. Prior to that, Mr. Sherman served as Endocyte’s Chief Financial Officer from October 2006 to February 2017 and its Chief Operating Officer from June 2014 to June 2016, where he helped lead Endocyte through its initial public offering and subsequent financings. Prior to joining Endocyte, Mr. Sherman served in various executive roles, including as vice president of finance and strategic planning for Guidant Corporation, a cardiovascular device manufacturer acquired by Boston Scientific Corporation. Mr. Sherman has served on the Boards of Directors at Mead Johnson Nutrition Company from March 2015 until the company’s acquisition by Reckitt Benckiser in June 2017, and the Children’s Museum of Indianapolis where he served as Chair. Mr. Sherman holds a B.A. in economics from DePauw University and an M.B.A. from the Tuck School of Business at Dartmouth, graduating as a Tuck Scholar. Our Board of Directors believes that Mr. Sherman’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Skills, Experience and Background

We believe effective oversight comes from a Board of Directors that represents a diverse range of experience and perspectives that provides the collective skills, qualifications, backgrounds and experience necessary for sound governance. Our Nominating and Governance Committee establishes, and regularly reviews with the Board, the skills and experience that it believes are desirable to be represented on our Board to meet the needs of our business and align with our long-term strategy. We have assessed the skills and experience that we consider important for our Directors in light of our business and the structure that will contribute to the overall effectiveness and diversity of our Board. These skills and experiences are listed below.

•Financial and Accounting: knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes
•Senior Leadership: serving in a senior leadership role at another organization and experience with human capital management
•Healthcare: experience in or with the biotechnology, life sciences and/or pharmaceutical industries, including experience in the clinical development of pharmaceutical products
•Research and Development: experience in the research and development of therapeutic investigational products, including those within endocrine and/or rare diseases
•Commercialization: experience executing corporate commercial and/or marketing strategies and initiatives
•Governance: experience serving on the Board of Directors of other public companies, and knowledge regarding public company governance and compensation, policies and practices
•Global Business: experience outside of the United States, including knowledge of and experience with research and development and commercial operations
•Public Policy and Regulatory: experience with government, public policy or regulatory affairs

The table below includes the primary skills and experience of each Director evidencing that he or she is qualified to serve on our Board. This high-level summary is not intended to be an exhaustive list of each Director’s skills or contributions to the Board.

	Mr. Andriole	Dr. Decker	Ms. Demski	Mr. Kozin	Mr. Machado	Dr. Meyer	Mr. Middleton	Dr. Multani	Mr. Sherman	Ms. Vakiener
Skills & Experience
Financial and Accounting	X		X	X	X		X		X
Senior Leadership	X	X	X	X	X	X	X	X	X	X
Healthcare	X	X	X	X	X	X	X	X	X	X
Research and Development		X				X		X		X
Commercialization	X	X	X	X	X			X	X	X
Governance			X	X	X	X	X	X	X	X
Global Business	X	X		X		X	X	X	X	X
Public Policy and Regulatory	X			X	X	X	X	X	X	X

It is our policy to have a diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes represented on the Board of Directors. Specifically, the Nominating and Governance Committee considers the diversity of the Board of Directors, including self-identified diversity characteristics, when assessing board composition and evaluating candidates for election or re-election to the Board of Directors.

Our goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

Board Diversity

The table below provides certain self-identified diversity statistics concerning the members of our Board of Directors.

Board Diversity Matrix (As of April 26, 2024)
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
Asian	—	1	—	—
White	3	6	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Our Board Diversity Matrix as of April 14, 2023 can be found in our proxy statement for the 2023 Annual Meeting of Stockholders filed with the SEC on April 28, 2023.

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each Director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following eight Directors are independent Directors within the meaning of the applicable Nasdaq listing standards: Dr. Decker, Ms. Demski, Mr. Kozin, Mr. Machado, Dr. Meyer, Mr. Middleton, Dr. Multani and Ms. Vakiener. In making this determination, the Board of Directors found that none of these Directors had a material or other disqualifying relationship with the Company. Our Board of Directors determined that Mr. Sherman is not considered independent given his prior position as Chief Executive Officer of the Company within the past three years. Our Board of Directors determined that Mr. Andriole is not considered independent given his position as our Chief Executive Officer.

Board Leadership Structure and Roles

The Board of Directors has adopted a leadership structure that separates the roles of Chief Executive Officer and Chair of the Board and appoints a Lead Independent Director when the Chair is not independent. Our Board of Directors is chaired by Mr. Sherman. Our Board of Directors determined that Mr. Sherman is not considered independent given his prior position as Chief Executive Officer of the Company. Accordingly, the Board has designated Ms. Demski as Lead Independent Director. Our Board of Directors believes that this structure reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole.

The Chief Executive Officer serves on the Board of Directors and is responsible for the overall management and direction of the company's business and operations, subject to the oversight and guidance of the Board of Directors. The Chief Executive Officer also presides over the meetings of the shareholders and the Board, unless the Chair or the Lead Independent Director is present, and performs other duties and powers as assigned by the Board of Directors.
The Chair of the Board is responsible for leading the Board and ensuring its effective functioning and governance. The Chair also presides over the meetings of the shareholders and the Board, when present, and performs other duties and powers as assigned by the Board of Directors.

The Lead Independent Director’s duties include: (i) presiding at all meetings of the Board of Directors at which the Chair is not present, including executive sessions of the independent directors; (ii) acting as liaison between the independent directors and the Chief Executive Officer and Chair; (iii) presiding over meetings of the independent directors; (iv) consulting with the Chair in planning and setting schedules and agendas for Board meetings to be held during the year; and (v) performing such other duties as the Board of Directors may from time to time delegate. Additionally, our Lead Independent Director also:

•With the Chair, determines who attends Board meetings, such as members of management or outside advisors, and presenters;
•Attends all committee meetings, including those committees for which she is not a member (at her discretion) and has access to all committee materials;
•Has the authority to engage independent consultants;
•Monitors conflicts of interest with all directors, including the Chair;
•Is regularly apprised of inquiries from stockholders; and
•Interviews Board candidates.

Succession Planning

The Board of Directors, with the assistance of the Nominating and Governance Committee, oversees the company’s succession planning for the Chief Executive Officer and other key executive officers. The Nominating and Governance Committee reviews the succession plan at least annually and reports to the Board of Directors on its findings and recommendations.

The Chief Executive Officer provides input and guidance to the Nominating and Governance Committee on the succession plan and regularly discusses with the Board his recommendations and evaluations of potential successors for the Chief Executive Officer and other key executive officers, along with their development plans and readiness levels.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors

Our Board of Directors met five times during 2023. All Directors who served in 2023 attended at least 90% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, in each case that were held during the portion of the last fiscal year for which they were Directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

During 2023, our Board of Directors had three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides membership and meeting information for each of the Board Committees for 2023:

Name	Audit	Compensation	Nominating and Governance
Martha J. Demski	X
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N.(1)			X
Patrick Machado(2)	X	X*
Robert J. Meyer, M.D.		X	X*
Fred A. Middleton	X*
Pratik S. Multani, M.D.			X
Vicki Vakiener		X
Total meetings in 2023	5	6	5

(1) On December 28, 2023, Dr. Gilliss notified our Board of her resignation as a member of our Board and as a member of all committees of the Board on which she serves, effective immediately.

(2) As described above, on March 20, 2024, Mr. Machado notified our Board of his resignation as a member of our Board and as a member of all committees of the Board on which he serves, effective at the Annual Meeting.

* Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Throughout 2023, our Audit Committee consisted of Ms. Demski, Mr. Machado, and Mr. Middleton. Our Board of Directors has determined that each of the members of our Audit Committee satisfies the Nasdaq and SEC independence requirements.

Mr. Middleton serves as the chair of our Audit Committee. Our Board of Directors has determined that Ms. Demski, Mr. Machado, and Mr. Middleton each qualify as an Audit Committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our Board has considered Ms. Demski’s, Mr. Machado’s, and Mr. Middleton's formal education and previous and current experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The functions of this committee include, among other things:

•evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;
•reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;
•reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•preparing the report that the SEC requires in our annual proxy statement;
•reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;
•reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•reviewing on a periodic basis our investment policy;
•periodically reviewing and discussing with certain Company management material risks relating to data privacy, technology and information security; and
•reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Audit Committee met five times during 2023. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2023.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Fred Middleton, Committee Chair
Martha J. Demski
Patrick Machado
* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Throughout 2023, our Compensation Committee consisted of Mr. Machado, Dr. Meyer and Ms. Vakiener, with Mr. Machado serving as chair. Our Board of Directors has determined that each of the members of our Compensation Committee is a non-employee Director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the Nasdaq independence requirements.

The functions of this committee include, among other things:

•reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;
•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our executive officers;
•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
•reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
•evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;
•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the type and amount of compensation to be paid or awarded to our non-employee Board members;
•establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act, and to the extent applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;
•reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act, as well as applicable Nasdaq rules and regulations;
•reviewing any conflicts of interest raised by the work of any compensation consultant that had any role in determining or recommending the amount or form of executive or Director compensation and how such conflict is being addressed for disclosure in our proxy statements to be filed with the SEC;

•administering our equity incentive plans;
•establishing policies with respect to equity compensation arrangements;
•reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•reviewing the adequacy of its charter on a periodic basis;
•to the extent applicable, reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;
•preparing the report that the SEC requires in our annual proxy statement;
•evaluating and overseeing an incentive compensation recoupment (i.e., “clawback”) policy for the Company that complies with the SEC rules and regulations and Nasdaq listing standards; and
•reviewing and assessing on an annual basis the performance of the Compensation Committee.

We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Compensation Committee met six times during 2023. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2023.

Compensation Committee Processes and Procedures

The Compensation Committee generally meets quarterly, and with greater frequency if necessary. The Compensation Committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting of the Compensation Committee is usually developed by the chairperson of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding their compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon an adviser’s independence, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) as an independent compensation consultant. The Compensation Committee requested that Aon:

•provide competitive market data based on the compensation peer group for our executive officer positions, as well as broader technology company survey data, and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and broader technology industry compensate their executives; and
•provide guidance on other compensation topics including, equity design and programs, burn rates and overhang levels, equity compensation plans, and ad hoc market data and practices.

As part of its engagement, Aon was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Aon ultimately developed recommendations that were presented to the Compensation Committee for its consideration.

Generally, the Compensation Committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by our Chief Executive Officer. The evaluation of our Chief Executive Officer’s performance is conducted by the Compensation Committee, with input from the rest of the Board of Directors, which determines any adjustments to our Chief Executive Officer’s compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Governance Committee

Throughout 2023, our Nominating and Governance Committee consisted of Dr. Meyer and Dr. Multani, with Dr. Meyer serving as Chair. Dr. Gilliss served as a member of our Nominating and Governance Committee until her resignation on December 28, 2023. Our Board of Directors has determined that each of the members of this committee satisfies the Nasdaq Global Market independence requirements. The functions of this committee include, among other things:

•identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;
•determining the minimum qualifications for service on our Board of Directors;
•evaluating Director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;
•evaluating, nominating and recommending individuals for membership on our Board of Directors;
•evaluating nominations by stockholders of candidates for election to our Board of Directors;
•considering and assessing the independence of members of our Board of Directors;
•developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;
•considering questions of possible conflicts of interest of Directors as such questions arise;
•reviewing the adequacy of its charter on an annual basis; and
•annually evaluating the performance of the Nominating and Governance Committee.

We believe that the composition and functioning of our Nominating and Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Nominating and Governance Committee believes that candidates for Director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. In assessing the Directors, both individually and collectively, the Nominating and Governance Committee may consider the current needs of our Board of Directors and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for Director nominees are reviewed in the context of the current composition of our Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of our Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these Directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the Directors’ independence. In the case of new Director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote.

The Nominating and Governance Committee will consider Director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) the complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a Director; and (7) any other information required by the Company’s bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent Director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Governance Committee met five times during 2023. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2023.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its Directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of Chimerix, Inc. at 2505 Meridian Parkway, Suite 100, Durham, NC, 27713. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent and the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board of Directors or such Director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board of Directors or such Director will be submitted to the Board of Directors or such Director on a periodic basis.

Code of Business Conduct and Ethics

The Company has adopted the Chimerix Code of Business Conduct and Ethics that applies to all officers, Directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.chimerix.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on its website. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2023.

Prohibition of Speculative Trading, Hedging and Pledging
The Company has adopted an Insider Trading Policy that provides, among other things, that no officer, Director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, under the terms of the Insider Trading Policy, no officer, Director, other employee or consultant of the Company may margin, or make any offer to margin, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

Policies on Limits on Board Service and Director Retirement
The Board of Directors does not believe that its members should be prohibited from serving on boards or committees of other companies, and has not adopted any guidelines limiting such activities. Directors should advise the Chair of the Board and the chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on the board or board committee of another company. The Board and the Nominating and Governance Committee will take into account the nature and time involved in a Director’s service on other boards in evaluating the suitability of Directors. The Board does not believe that a fixed retirement age for Directors is appropriate.

PROPOSAL 2

APPROVAL OF THE CHIMERIX, INC. 2024 EQUITY INCENTIVE PLAN

Our Board is requesting stockholder approval of the Chimerix, Inc. 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan is intended to be the successor to the Chimerix, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).

Why We Are Asking Our Stockholders to Approve the 2024 Plan
Currently, we maintain the 2013 Plan to grant equity awards to our employees, directors and consultants. Our 2013 Plan has been in existence for more than ten years and we can no longer grant incentive stock options under our 2013 Plan. We are seeking stockholder approval of the 2024 Plan to increase the number of shares of our common stock available for the grant of equity awards, which will enable us to have a competitive equity incentive program to compete with our peer group for key talent. If the 2024 Plan is approved by our stockholders, no additional awards will be granted under the 2013 Plan on or after the date of the Annual Meeting, and the shares remaining available for the grant of new awards under the 2013 Plan will “roll over” and become available for grant under the 2024 Plan, as further described below.

Our stockholders’ approval of the 2024 Plan will allow us to continue to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by our Board or Compensation Committee. The 2024 Plan will also allow us to further utilize a broad array of equity incentives in order to secure and retain the services of our employees, directors and consultants, and to continue to provide long-term incentives that align the interests of our employees, directors and consultants with the interests of our stockholders.

Stockholder Approval

If this Proposal 2 is approved by our stockholders, the 2024 Plan will become effective as of the date of the Annual Meeting and no additional awards will be granted under the 2013 Plan on or after such date, although the shares remaining available for grant of new awards under the 2013 Plan will “roll over” and become available for grant under the 2024 Plan, as further described below. In the event that our stockholders do not approve this Proposal 2, the 2024 Plan will not become effective and the 2013 Plan will continue to be effective in accordance with its terms.

Why You Should Vote for the 2024 Plan

The 2024 Plan Combines Compensation and Governance Best Practices

The 2024 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•Minimum vesting. The 2024 Plan contains a minimum vesting requirement for all awards, such that no award will be structured to vest until at least 12 months following the date of grant of such award, except that shares up to 5% of the share reserve of the 2024 Plan may be issued pursuant to awards that do not meet such vesting requirements.
•No liberal change in control definition. The change in control definition in the 2024 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the 2024 Plan to be triggered.
•Repricing is not allowed. The 2024 Plan prohibits (i) repricing of outstanding stock options and stock appreciation rights, (ii) cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the 2024 Plan or another of our equity plans, or (iii) any other action that is treated as a repricing under generally accepted accounting principles, in each case without prior stockholder approval.
•Stockholder approval is required for additional shares. The 2024 Plan does not contain an annual “evergreen” provision. The 2024 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation program.
•Awards subject to forfeiture/clawback. Awards granted under the 2024 Plan will be subject to recoupment in accordance with our Incentive Compensation Recoupment Policy and any other clawback policy that we adopt. In addition, we may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.
•No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the 2024 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•No liberal share counting provisions. The following shares will not become available again for issuance under the 2024 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of an award; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award; and (iv) in the event that a stock appreciation right is settled in shares, the gross number of shares subject to such award.
•Restrictions on dividends. The 2024 Plan provides that dividends or dividend equivalents may not be paid or credited to stock options or stock appreciation rights. In addition, with respect to any award other than a stock option or stock appreciation right, the 2024 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to such award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

We Manage Our Equity Award Use Carefully

We continue to believe that equity awards such as stock options and restricted stock unit awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity awards, and we grant equity awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” in a manner intended to maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees.

The Size of Our Share Reserve Request Is Reasonable

If this Proposal 2 is approved by our stockholders, then subject to adjustment for certain changes in our capitalization, we will have 10,182,331 new shares available for grant under the 2024 Plan after the Annual Meeting.

If this Proposal 2 is approved by our stockholders, then subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2024 Plan will not exceed the sum of (i) 10,182,331 new shares, (ii) the number of shares available for the grant of new awards under the 2013 Plan as of immediately prior to the effective date of the 2024 Plan, and (iii) certain shares subject to or issued pursuant to outstanding stock awards granted under the 2013 Plan that may become available for issuance under the 2024 Plan, as such shares become available from time to time (as further described below in “Description of the 2024 Plan—Shares Available for Awards”).

Historic Use of Equity Awards and Outstanding Awards

Overhang

The following table provides certain additional information regarding our use of equity awards:

As of April 22, 2024 (Record Date)
Total number of shares of common stock subject to outstanding stock options	19,770,106
Weighted-average exercise price of outstanding stock options	$4.39
Weighted-average remaining term in years of outstanding stock options	7.08
Total number of shares of common stock subject to outstanding full value awards	1,200,305
Total number of shares of common stock available for grant under the 2013 Plan(1)	461,261
Total number of shares of common stock outstanding	89,629,902
Per-share closing price of common stock as reported on Nasdaq Global Market	$0.91

(1)     As of the Record Date, there were no shares of common stock available for grant under any of our other equity incentive plans.

Burn Rate
The following table provides detailed information regarding the activity related to our equity incentive program for fiscal years 2023, 2022, and 2021:

	Fiscal Year
	2023	2022	2021
Total number of shares of common stock subject to stock options granted(1)	3,861,060	4,217,275	3,903,750
Total number of shares of common stock subject to full value awards granted	561,404	451,250	216,875
Weighted-average number of shares of common stock outstanding	88,604,026	87,555,110	84,930,255
Burn Rate(2)	4.99%	5.33%	4.85%

(1) Includes 950,000 shares subject to stock options that were granted as inducement awards outside of the 2013 Plan, pursuant to Nasdaq Listing Rule 5635(c)(4).

(2) Burn Rate is calculated as: (shares subject to stock options granted + shares subject to full value awards granted) / weighted average common stock outstanding.

Description of the 2024 Plan

The material features of the 2024 Plan are described below. The following description of the 2024 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2024 Plan. Stockholders are urged to read the actual text of the 2024 Plan in its entirety, which is attached to this Proxy Statement as Appendix A.

Purpose

The 2024 Plan is designed to secure and retain the services of our employees, non-employee directors and consultants, provide incentives for such persons to exert maximum efforts for the success of our company and our affiliates, and provide a means by which such persons may be given an opportunity to benefit from increases in the value of our common stock. The 2024 Plan is also designed to align employees’ interests with stockholder interests.

Types of Awards

The terms of the 2024 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other awards.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2024 Plan will not exceed the sum of: (i) 10,182,331 new shares; plus (ii) the number of shares available for the grant of new awards under the 2013 Plan as of immediately prior to the effective date of the 2024 Plan; plus (iii) the number of Prior Plan’s Returning Shares (as described below), if any, as such shares become available under the 2024 Plan from time to time.

The term “Prior Plan’s Returning Shares” refers to shares of our common stock subject to a stock award granted under the 2013 Plan that is outstanding as of the effective date of the 2024 Plan (or in the case of clause (iii) below, issued pursuant to such award) that on or following the effective date of the 2024 Plan: (i) are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) are not issued because such award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares.

The following actions will not result in an issuance of shares of our common stock under the 2024 Plan and accordingly will not reduce the number of shares of our common stock available for issuance under the 2024 Plan: (i) the expiration or termination of any portion of an award granted under the 2024 Plan without the shares covered by such portion of the award having been issued; or (ii) the settlement of any portion of an award granted under the 2024 Plan in cash.

If any shares of our common stock issued pursuant to an award granted under the 2024 Plan are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will become available again for issuance under the 2024 Plan.

The following shares of common stock will not revert to the share reserve or become available again for issuance under the 2024 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of an award granted under the 2013 Plan or the 2024 Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award granted under the 2013 Plan or the 2024 Plan; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award granted under the 2013 Plan or the 2024 Plan; and (iv) in the event that a stock appreciation right granted under the 2013 Plan or the 2024 Plan is settled in shares, the gross number of shares subject to such award.

Eligibility

All of our (including our affiliates’) employees, non-employee directors and consultants are eligible to participate in the 2024 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2024 Plan only to our (including our affiliates’) employees.

As of April 22, 2024, we (including our affiliates) had approximately 77 employees, 9 non-employee directors and approximately 19 consultants.

Administration

The 2024 Plan will be administered by our Board, which may in turn delegate some or all of the administration of the 2024 Plan to a committee or committees composed of members of our Board. Our Board has delegated concurrent authority to administer the 2024 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. Our Board and Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 2.

Subject to the terms of the 2024 Plan, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the 2024 Plan, including the period of their exercisability and vesting, subject to the minimum vesting requirement described under “—Minimum Vesting Requirement” below. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to an award and the exercise or strike price of stock options and stock appreciation rights granted under the 2024 Plan.

The Plan Administrator may also delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by applicable law: (i) designate recipients (other than officers) of awards, provided that no person or body may be delegated authority to grant a stock award to themself; (ii) determine the number of shares subject to such award; and (iii) determine certain terms of such awards.

Repricing; Cancellation and Re-Grant of Stock Options or Stock Appreciation Rights

Under the 2024 Plan, the Plan Administrator does not have the authority to (i) reprice outstanding stock options and stock appreciation rights, (ii) cancel outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the 2024 Plan or another of our equity plans, or (iii) take any other action that is treated as a repricing under generally accepted accounting principles, in each case without prior stockholder approval. Such approval must be obtained within 12 months prior to such an event.

Minimum Vesting Requirement

Under the 2024 Plan, no award may be structured to vest until at least 12 months following the date of grant of such award, except that shares up to 5% of the share reserve of the 2024 Plan may be issued pursuant to awards that do not meet such vesting requirements.

Dividends and Dividend Equivalents

The 2024 Plan provides that dividends or dividend equivalents may not be paid or credited to stock options or stock appreciation rights.

With respect to any award other than a stock option or stock appreciation right, the 2024 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to such award, as determined by the Plan Administrator and specified in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such award agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such award agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Stock Options

Stock options may be granted under the 2024 Plan pursuant to stock option agreements. The 2024 Plan permits the grant of stock options that are intended to qualify as incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”).

The exercise price of a stock option granted under the 2024 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “—Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2024 Plan may not exceed ten years from the date of grant and, in some cases (see “—Limitations on Incentive Stock Options” below), may not exceed five years from the date of grant. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 3 as “continuous service”) terminates (other than for cause (as defined in the 2024 Plan) or the participant’s death or disability), the participant may exercise any vested stock options for up to three months following such termination. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability, the participant may exercise any vested stock options for up to 12 months following such termination. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s death (or the participant dies following termination of his or her continuous service, but during the period his or her stock options are otherwise exercisable), the participant’s beneficiary may exercise any vested stock options for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause, all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if a participant’s continuous service terminates for any reason other than for cause and, at any time during the last 30 days of the applicable post-termination exercise period, the exercise of the stock option would be prohibited by applicable laws or the sale of any common stock issued upon such exercise would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2024 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Stock options granted under the 2024 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement, subject to the minimum vesting requirement described under “—Minimum Vesting Requirement” above. Shares covered by different stock options granted under the 2024 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2024 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2024 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. A stock option may not be transferred to any third-party financial institution without stockholder approval.

Limitations on Incentive Stock Options

In accordance with current federal tax laws, the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:

•the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and
•the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2024 Plan is 31,930,776 shares.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2024 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The term of stock appreciation rights granted under the 2024 Plan may not exceed ten years from the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate, subject to the minimum vesting requirement described under “—Minimum Vesting Requirement” above. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2024 Plan.

Restricted Stock Awards

Restricted stock awards may be granted under the 2024 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator, subject to the minimum vesting requirement described under “—Minimum Vesting Requirement” above. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement; provided, however, that no restricted stock award may be transferred to any third-party financial institution without stockholder approval. Except as otherwise provided in a participant’s restricted stock award agreement or other written agreement with us or one of our affiliates, upon the participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards

Restricted stock unit (“RSU”) awards may be granted under the 2024 Plan pursuant to RSU award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A RSU award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of payment determined by the Plan Administrator and set forth in the RSU award agreement. RSU awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator, subject to the minimum vesting requirement described under “—Minimum Vesting Requirement” above. Except as otherwise provided in a participant’s RSU award agreement or other written agreement with us or one of our affiliates, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards

The 2024 Plan allows us to grant performance awards. A performance award is an award that may vest or may be exercised (or a cash award that may vest or become earned and paid) contingent upon the attainment of pre-determined performance goals during a performance period. A performance award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator in its discretion (subject to the minimum vesting requirement described under “—Minimum Vesting Requirement” above). In addition, to the extent permitted by applicable law and set forth in the applicable award agreement, the Plan Administrator may determine that cash or other property may be used in payment of performance awards.

Performance goals under the 2024 Plan will be based on any one or more of the following performance criteria: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; preclinical development related compound goals; financing; regulatory milestones, including approval of a compound; stockholder liquidity; corporate governance and compliance; product commercialization; intellectual property; personnel matters; progress of internal research or clinical programs; progress of partnered programs; partner satisfaction; budget management; clinical achievements; completing phases of a clinical trial (including the treatment phase); announcing or presenting preliminary or final data from clinical trials, in each case, whether on particular timelines or generally; timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; research progress, including the development of programs; investor relations, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of our products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Plan Administrator.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Plan Administrator is authorized to make appropriate adjustments in the method of calculating the attainment of performance goals for a performance period as follows: to exclude restructuring and/or other nonrecurring charges; to exclude exchange rate effects; to exclude the effects of changes to generally accepted accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; to exclude the dilutive effects of acquisitions or joint ventures; to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and to make other appropriate adjustments selected by the Plan Administrator.

In addition, the Plan Administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Awards

Other forms of awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other awards under the 2024 Plan. Subject to the terms of the 2024 Plan (including the minimum vesting requirement described under “—Minimum Vesting Requirement” above), the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of our common stock (or cash equivalent thereof) to be granted and all other terms and conditions of such other awards.

Clawback Policy

Awards granted under the 2024 Plan will be subject to recoupment in accordance with our Incentive Compensation Recoupment Policy and any other clawback policy that we adopt. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2024 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise, strike or purchase price of stock subject to outstanding awards.

Change in Control or Corporate Transaction

The following provisions will apply to outstanding awards under the 2024 Plan in the event of a change in control (as defined in the 2024 Plan) or a corporate transaction (as defined in the 2024 Plan), unless otherwise provided in the instrument evidencing the award, in any other written agreement between us or one of our affiliates and the participant, or in our director compensation policy. For purposes of this Proposal 3, the term “Transaction” will mean such change in control or corporate transaction.

In the event of a Transaction, any surviving or acquiring corporation (or its parent company) may assume or continue any or all outstanding awards under the 2024 Plan, or may substitute similar awards for such outstanding awards (including, but not limited to, awards to acquire the same consideration paid to our stockholders pursuant to the Transaction), and any reacquisition or repurchase rights held by us in respect of shares issued pursuant to any outstanding awards under the 2024 Plan may be assigned by us to our successor (or its parent company) in connection with the Transaction.

In the event of a Transaction in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the 2024 Plan, or substitute similar awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction, the vesting (and exercisability, if applicable) of such awards will be accelerated in full (and with respect to any such awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (i) the target level of performance or (ii) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Transaction) to a date prior to the effective time of the Transaction (contingent upon the effectiveness of the Transaction) as the Plan Administrator will determine, and such awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the Transaction).

In the event of a Transaction in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the 2024 Plan, or substitute similar awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by participants other than those described in the prior paragraph, such awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction; provided, however, that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction.

In the event any outstanding award under the 2024 Plan held by a participant will terminate if not exercised prior to the effective time of a Transaction, the Plan Administrator may provide that the participant may not exercise such award but instead will receive a payment, in such form as may be determined by the Plan Administrator, equal in value, at the effective time, to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of such award, over (ii) any exercise price payable by the participant in connection with such exercise.

For purposes of the 2024 Plan, a “change in control” generally means the occurrence of any one or more of the following events: (i) a person, entity or group acquires, directly or indirectly, our securities representing more than 50% of the combined voting power of our then-outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) there is consummated a merger, consolidation, or similar transaction involving us and, immediately after the consummation of such transaction, our stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; (iii) there is consummated a sale or other disposition of all or substantially all of our consolidated assets, other than a sale or other disposition to an entity in which more than 50% of the entity’s combined voting power is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such sale or other disposition; or (iv) a majority of our Board becomes comprised of individuals who were not serving on our Board on the date the 2024 Plan was adopted by our Compensation Committee (the “incumbent Board of Directors”), or whose nomination, appointment, or election was not approved by a majority of the incumbent Board of Directors still in office.

For purposes of the 2024 Plan, a “corporate transaction” generally means the consummation of any one or more of the following events: (1) a sale or other disposition of all or substantially all of our consolidated assets; (2) a sale or other disposition of at least 50% of our outstanding securities; (3) a merger, consolidation or similar transaction where we are not the surviving corporation; or (4) a merger, consolidation or similar transaction where we are the surviving corporation, but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Plan Amendments and Termination

The Plan Administrator will have the authority to amend, suspend, or terminate the 2024 Plan at any time. However, except as otherwise provided in the 2024 Plan, no amendment, suspension or termination of the 2024 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the 2024 Plan as required by applicable law and listing requirements. No ISOs may be granted under the 2024 Plan after the tenth anniversary of the earlier of: (i) the date the 2024 Plan is first approved by the Compensation Committee; or (ii) the date of the Annual Meeting, provided this 2024 Plan is approved by our stockholders at the Annual Meeting.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2024 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2024 Plan. The 2024 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to his or her fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2024 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the restricted stock award, to recognize ordinary income, as of the date the recipient receives the restricted stock award, equal to the excess, if any, of the fair market value of the stock on the date the restricted stock award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a RSU award structured to comply with the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a RSU award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the RSU award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code (including delivery upon achievement of a performance goal), in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a RSU award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU award.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162(m) Limitations

Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the 2024 Plan will be subject to the deduction limit under Section 162(m) of the Code and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act.

New Plan Benefits under 2024 Plan

The following table sets forth certain information regarding future benefits under the 2024 Plan.

Name and Position	Number of Shares
Mike Andriole, President and Chief Executive Officer	(1)
Allen S. Melemed, M.D., Chief Medical Officer	(1)
Michael A. Alrutz, J.D., Ph.D., Senior Vice President, General Counsel and Corporate Secretary	(1)
All current executive officers as a group	(1)
All current directors who are not executive officers as a group	480,000 shares per year (2)
All employees, including all current officers who are not executive officers, as a group	(1)

(1) Awards granted under the 2024 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the 2024 Plan, and our Board and Compensation Committee have not granted any awards under the 2024 Plan subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the 2024 Plan are not determinable.
(2) Awards granted under the 2024 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the 2024 Plan, and our Board and Compensation Committee have not granted any awards under the 2024 Plan subject to stockholder approval of this Proposal 2. However, pursuant to our current non-employee director compensation policy, and based on the current composition of our Board, on the date of each annual meeting of our stockholders, the aggregate number of shares of our common stock subject to awards that will automatically be granted to all of our current directors who are not executive officers as a group will be 480,000 shares (which consists of a stock option to purchase 60,000 shares of our common stock for each of our current non-employee directors), excluding Mr. Machado whose resignation is effective at the Annual Meeting. On and after the date of the Annual Meeting, any such stock options will be granted under the 2024 Plan if this Proposal 3 is approved by our stockholders. For additional information regarding our current non-employee director compensation policy, please see “Director Compensation” below.

Vote Required

To be approved, Proposal 2 approving the 2024 Equity Incentive Plan, as amended, requires “FOR” votes from holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote generally on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2024 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since 2008. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote generally on the subject matter will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2023 and 2022. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2023	2022
	(in thousands)
Audit Fees(1)	$400	$559
Audit-Related Fees(2)	—	75
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$400	$634

(1)Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements, review of our registration statements on Form S-3, and related services.
(2)Audit-related fees consist of fees billed for professional services by Ernst & Young LLP for asset sale related activity.

In connection with the audit of the 2023 and 2022 financial statements, the Company entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young would perform audit services for the Company.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to a specified amount. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been non-exclusively delegated to the Chair of the Audit Committee, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting, provided that the Chair of the Audit Committee is not able to pre-approve any service resulting in fees greater than $50,000.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The section titled “Executive and Director Compensation,” which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Compensation Committee and our Board of Directors made in 2023 with respect to the compensation of our named executive officers. As required pursuant to Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors is asking that stockholders cast a non-binding, advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

As we describe below in the section titled “Executive and Director Compensation,” our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category are intended to support our long-range plans.

You are urged to read the section of this Proxy Statement titled “Executive and Director Compensation”, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Although the vote you are being asked to cast is on an advisory basis, we value the views of our stockholders, and the Compensation Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Mike Andriole	51	Chief Executive Officer
Michelle LaSpaluto	50	Chief Financial Officer
Allen S. Melemed, M.D.	60	Chief Medical Officer
Michael A. Alrutz, J.D., Ph.D.	54	Senior Vice President, General Counsel and Corporate Secretary
Thomas Riga	48	Chief Operating and Commercial Officer
David Jakeman	47	Vice President of Accounting and Finance

Mike Andriole.  Please see Mr. Andriole’s biography included in the Director section above.

Michelle LaSpaluto. Ms. LaSpaluto, age 50, joined Chimerix in 2011 and was named Chief Financial Officer in December 2023. Prior to becoming CFO, Ms. LaSpaluto was Vice President of Corporate Financial Planning and Investor Relations since 2019. Since joining Chimerix in 2011 Ms. LaSpaluto has served in roles of increasing responsibility spanning finance, accounting, project planning, investor relations and strategy. She has over 25 years of experience in a range of financial, accounting and project planning roles. Prior to joining Chimerix, Ms. LaSpaluto was the senior director of accounting at AlphaVax, Inc. from May 2000 to June 2011. She started her career at Coopers & Lybrand, from January 1996 to May 2000. Ms. LaSpaluto received her M.B.A. from East Carolina University and her B.A. in Accounting from Michigan State University.

Allen S. Melemed, M.D. Dr. Melemed, age 60, has served as our Chief Medical Officer since June 2020. Prior to joining Chimerix, Dr. Melemed was employed by Eli Lilly and Company from July 1998 to June 2020, where he focused on the clinical development and approval of oncology medicines across a broad range of tumor types. Most recently, Dr. Melemed served as a Distinguished Medical Fellow and Senior Director of Regulatory Affairs Oncology at Eli Lilly and Company North America from March 2016 to June 2020. Dr. Melemed was also an attending physician in pediatric oncology at Indiana University School of Medicine, Riley Children’s Hospital from 1996 to 2012. Dr. Melemed holds a B.S. in Genetics and Cell Biology from the University of Minnesota and a M.D. from the University of Minnesota School of Medicine. In addition, he completed his residency in pediatrics at the University of Wisconsin, Madison and fellowship in pediatric hematology/oncology at Indiana University School of Medicine. He also earned an M.B.A. from the University of Chicago Booth School of Business.

Michael A. Alrutz, J.D., Ph.D. Dr. Alrutz, age 54 joined Chimerix in 2012 and was named Vice President, General Counsel and Corporate Secretary in September 2014. From 2002 to 2011, Dr. Alrutz was counsel to Trimeris, Inc., serving in a variety of in-house positions, most recently as General Counsel. While at Trimeris, Inc., Dr. Alrutz had primary responsibility and oversight of the company’s legal department during the development and commercialization of its first-in-class viral fusion inhibitor for the treatment of HIV. Dr. Alrutz received his J.D. from Duke University School of Law and his PhD in molecular biology from the Tufts University Sackler School of Biomedical Sciences. He received his B.A. from the University of Pennsylvania.

Thomas Riga. Mr. Riga, age 48, joined Chimerix in November 2023. Prior to joining Chimerix, he was the President and Chief Executive Officer at Spectrum Pharmaceuticals, Inc. from January 2022 through its acquisition in July 2023. In addition, he served as Chief Commercial Officer for nine years and Chief Operating Officer for five years. Before joining Spectrum Pharmaceuticals, Inc., he led multiple oncology product teams holding commercial sales and marketing leadership positions at Dendreon Pharmaceuticals, LLC from 2012 to 2013, Amgen, Inc. from 2006 to 2012, and Eli Lilly and Company from 1999 to 2006. He began his career at Wyeth Ayerst Laboratories in pharmaceutical manufacturing. Mr. Riga has been directly responsible for the successful commercialization of multiple oncology launches. His commercial launch experience includes rare diseases, therapeutic and supportive care oncology. Additionally, Mr. Riga has significant corporate and business development experience. He has executed deals including in-licensing and out-licensing assets, academic IP, and strategic M&A. He holds a B.S. in Biology and Chemistry from St. Lawrence University and is an accredited public company director from UCLA’s Anderson School of Business.

David Jakeman, CPA. David Jakeman, age 47, joined Chimerix in 2009 and was named Vice President of Finance and Accounting in 2023. Mr. Jakeman has over 20 years of experience in public accounting and corporate finance. He currently serves as Chimerix’s Principal Accounting Officer and oversees all finance and accounting functions including accounting operations, external SEC reporting, financial and internal control audit oversight, equity administration, treasury and risk management. Prior to joining Chimerix, from 2000 to 2009 he started his career at Ernst & Young LLP, most recently serving as Senior Manager. He received both his Masters of Accounting and B.S. of Business Administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2024 by: (i) each Director and nominee for Director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and Directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

The percentage ownership information shown in the table is based upon 89,629,902 shares of common stock outstanding as of March 31, 2024. Information with respect to beneficial ownership has been furnished by each Director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable or through the conversion of a security on or before May 30, 2024, which is 60 days after March 31, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders
RA Capital Management, L.P. (1) 200 Berkeley Street, 18th Floor, Boston, MA 02116	8,800,000	9.8%
Dr. Peter Moll(2) Degelestrasse 3, Dresden, Germany 01324	4,553,683	5.1%

Directors and Named Executive Officers
Fred A. Middleton (3)	3,874,477	4.3%
Mike Sherman (4)	3,415,626	3.7%
Mike Andriole, M.B.A (5)	1,452,369	1.6%
Michael A. Alrutz, J.D., Ph.D. (6)	1,204,701	1.3%
Allen S. Melemed, M.D. (7)	807,429	*
Martha J. Demski (8)	337,055	*
Robert J. Meyer, M.D. (9)	294,150	*
Patrick Machado (10)	293,000	*
Pratik S. Multani, M.D. (11)	235,000	*
Vicki Vakiener (12)	200,000	*
Lisa L. Decker, Ph.D. (13)	—	*
Marc D. Kozin (14)	—	*

All executive officers and Directors as a group (15 persons)(15)	12,816,119	13.1%
    * Represents beneficial ownership of less than one percent.

(1)This information is as of February 14, 2024 and is based solely on information set forth in Schedule 13G/A filed with the SEC on February 14, 2024 by RA Capital Management, L.P. (“RA Capital”) reporting the shared power to vote or to direct the vote over 8,800,000 shares of common stock and the shared power to dispose or to direct the disposition of 8,800,000 shares of common stock. RA Capital Healthcare Fund GP, LLC (the “Fund”) is the general partner of the Fund. The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for the Fund and may be deemed a beneficial owner, for purposes of Section 13(d) of the Act, of any securities of the Issuer held by the Fund. The Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the Fund’s portfolio, including the shares of the Issuer’s Common Stock reported herein. Because the Fund has divested voting and investment power over the reported securities it holds and may not revoke that delegation on less than 61 days’ notice, the Fund disclaims beneficial ownership of the securities it holds for purposes of Section 13(d) of the Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Act, of any securities of the Issuer beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of the securities reported in this Schedule 13G/A other than for the purpose of determining their obligations under Section 13(d) of the Act, and the filing of this Schedule 13G/A shall not be deemed an admission that either RA Capital, Dr. Kolchinsky, or Mr. Shah is the beneficial owner of such securities for any other purpose.

(2)This information is as of July 5, 2022 and is based solely on information set forth in Schedule 13G filed with the SEC on July 5, 2022 by Dr. Peter Moll reporting the sole power to vote or to direct the vote over 4,553,683 shares of common stock and the sole power to dispose or to direct the disposition of 4,553,683 shares of common stock.

(3)Includes 3,615,477 shares held by Mr. Middleton, of which 829,046 shares of common stock held by Sanderling Venture Partners V, L.P., 233,134 shares of common stock held by Sanderling V Biomedical, L.P., 155,143 shares of common stock held by Sanderling V Limited Partnership, 138,046 shares of common stock held by Sanderling V Beteiligungs GmbH & Co. KG, 199,853 shares of common stock held by Sanderling V Biomedical Co-Investment Fund, L.P., 329,682 shares of common stock held by Sanderling Venture Partners V Co-Investment Fund, L.P., 891,189 shares of common stock held by Sanderling V Strategic Exit Fund, L.P. (collectively, the “Sanderling V Shares”), 498,046 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P., 15,431 shares of common stock held by Sanderling VI Beteiligungs GmbH & Co. KG, 18,384 shares of common stock held by Sanderling VI Limited Partnership (collectively, the “Sanderling VI Shares”), 307,523 shares of common stock held by Mr. Middleton of which 100,000 share are held by the Fred A. Middleton Separate Property Trust and 259,000 shares which Mr. Middleton has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options. Mr. Middleton, one of our Directors, Timothy J. Wollaeger and Timothy C. Mills share voting and investment power with respect to the Sanderling V Shares. Timothy C. Mills, Timothy J. Wollaeger and Mr. Middleton share voting and investment power with respect to the Sanderling VI Shares. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.

(4)Includes 353,695 shares held by Mr. Sherman of which 102,995 shares are held by Sherman Investors, LLC and 87,000 shares are held by the Michael A Sherman Trust Dated June 29, 2007, and 3,061,931 shares which Mr. Sherman has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options. Mr. Sherman has shared voting and dispositive power over the shares held by Sherman Investors, LLC and the Michael A Sherman Trust Dated June 29, 2007.

(5)Includes 330,856 shares held by Mr. Andriole and 1,121,513 shares which Mr. Andriole has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options.

(6)Includes 132,564 shares held by Dr. Alrutz and 1,072,137 shares which Dr. Alrutz has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options.

(7)Includes 55,465 shares held by Dr. Melemed and 751,964 shares which Dr. Melemed has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options.

(8)Includes 72,055 shares held by the Martha J. Demski Trust u/d/t 10/01/94, and 265,000 shares which Ms. Demski has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options. Ms. Demski has shared voting and dispositive power over the shares held by the Martha J. Demski Trust u/d/t 10/01/94.

(9)Includes 35,150 shares held by Dr. Meyer and 259,000 shares which Dr. Meyer has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options.

(10)Includes 10,000 shares held by Mr. Machado and 283,000 shares which Mr. Machado has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options.

(11)Includes 235,000 shares which Dr. Multani has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options.

(12)Includes 200,000 shares which Ms. Vakiener has the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options.

(13)As of March 31, 2024 Dr. Decker did not beneficially own any shares, and will not have a right to acquire shares from us within 60 days of March 31, 2024.

(14)As of March 31, 2024 Mr. Kozin did not beneficially own any shares, and will not have a right to acquire shares from us within 60 days of March 31, 2024.

(15)Includes 4,808,721 shares held by all current executive officers and Directors as a group, and 8,007,398 shares that all current executive officers and Directors as a group have the right to acquire from us within 60 days of March 31, 2024 pursuant to the exercise of stock options.

EXECUTIVE AND DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2023 executive compensation program for our named executive officers.

Named Executive Officers. Our named executive officers for the year ended December 31, 2023, are the following individuals:

•Mike Andriole, our current President and Chief Executive Officer, formerly our Chief Business Officer and Chief Financial Officer;
•Allen S. Melemed, M.D., our Chief Medical Officer;
•Michael A. Alrutz, J.D., Ph.D., our Senior Vice President, General Counsel and Corporate Secretary; and
•Mike Sherman, our current Chair of the Board of Directors, formerly our President and Chief Executive Officer.

On August 1, 2023, Mr. Andriole was promoted to President and Chief Executive Officer and Mr. Sherman assumed the role of Chair of the Board of Directors. Martha Demski, our prior Chair of the Board of Directors, assumed the role of Lead Independent Director. These transitions were the result of thoughtful succession planning by the Board which focused on ensuring ongoing strong leadership through the continuity of a capable management team. The continuing management team has hands-on experience with our repositioning as an oncology-focused company and has shown strong commitment to increasing stockholder value by executing the Company’s growth strategy.

Executive Summary

Our long-term business strategy is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases and to deliver long-term value creation for our stockholders. The Board and Compensation Committee defined and prioritized operational objectives for the Company to be achieved in 2023 which were used in assessing pay and performance. These objectives represented challenging goals typically more aggressive than publicly stated objectives. Our 2023 performance relative to defined objectives as well as the performance of our stock impacted the compensation our NEOs received or are eligible to realize in the future. As further demonstrated below under “CEO’s Realizable Compensation,” our CEO’s 2023 realizable pay was 33% lower than reported pay opportunities. Over the prior three-year period, our stock price has generally performed better than our peers and our CEO’s realizable pay has generally been less than our peers.

Summary Assessment of 2023 Performance Impacting Compensation:
•ACTION Study. Our most advanced clinical candidate, ONC201, is currently in a global randomized Phase 3 trial, the ACTION Study. The ACTION Study is currently enrolling patients at over 130 sites in 13 countries. We made significant progress activating sites and enrolling patients for the ACTION Study. We also instituted important measures to secure the integrity of the ONC201 supply chain to support the ACTION Study.
•Manufacturing. For both adult and pediatric formulations, we advanced critical manufacturing processes to ensure supply of clinical trial material and to prepare for commercial launch of ONC201.
•Engagement with the Scientific and Patient Communities. We achieved positive Key Opinion Leader (“KOL”) engagement and patient advocacy engagement. We significantly increased the understanding of the use and the mechanism of action of ONC201 with publications in leading scientific publications.
•NDA Preparation. We completed important clinical pharmacology work and non-clinical testing to maintain critical timeliness for an NDA filing. We completed important Chemistry, Manufacturing, and Controls (“CMC”) activities that will be incorporated into an anticipated future NDA filing for ONC201. We successfully and timely closed legacy ONC201 study sites, which closure is necessary to support filing an anticipated future NDA for ONC201.

The Compensation Committee believes that it is critical to attract, retain, and incentivize highly skilled executive officers to execute on our long-term business strategy. Accordingly, our executive compensation program is structured to provide a competitive level of base cash compensation, with the opportunity to earn meaningfully more only upon successful performance.

This structure motivates our executives to achieve results for our business and value for our stockholders over the long-term because our executives are only paid bonuses to the extent we meet our defined business objectives (which are aligned with our long-term business strategy) and realize value for equity awards directly in proportion to our stock price over a multi-year period and, in the case of stock options, only if our stock price increases over such period.

2023 Regular Compensation Actions
•In early 2023, we increased base salaries 5% and maintained the same annual performance bonus opportunities, as a percentage of base salary.
•Based on performance against our corporate goals for 2023, we paid performance-based bonuses below target. Each of our named executive officers (other than Mr. Sherman) received performance-based bonuses of 85% of target. Mr. Sherman transitioned to the role of Chair of the Board during the year and consequently was not eligible to receive a bonus for 2023.

•To more conservatively manage the shares available for grant within our equity plan and enhance the retentive benefits of our equity awards, the Compensation Committee granted a minority portion of the 2023 annual equity awards for our named executive officers in the form of time-based RSUs while continuing to grant the majority of awards in the form of stock options.
•The 2023 annual equity awards granted to our named executive officers in January 2023 represent nearly a 70% decrease from the 2022 annual equity awards, based on the grant date fair value of such awards as reported in the Summary Compensation Table. This was also driven by the Compensation Committee’s desire to conserve shares.
•All of our named executive officers’ stock options granted in 2023 and earlier (including the 2023 stock option grants) had exercise prices that were above market price of the underlying stock, (i.e. “underwater”) as of December 31, 2023, and as of the date of this proxy statement.

Additional 2023 Compensation Actions in Connection with Leadership Changes

•In connection with his promotion to CEO in August 2023, we granted Mr. Andriole a one-time promotional equity award and increased his base salary and target annual bonus opportunity.
•Upon Mr. Sherman’s transition from CEO to Chair of the Board, we aligned Mr. Sherman’s compensation with our non-employee director compensation policy. As a result, we cancelled Mr. Sherman’s 2023 annual bonus opportunity and accordingly, Mr. Sherman did not receive any 2023 bonus payment. As a non-employee member of the Board, Mr. Sherman is eligible to receive cash and equity compensation for his service on the Board under the terms of our non-employee director compensation policy as described below in “Director Compensation.”
•We structured 58% of our CEO’s (Mr. Andriole’s) target compensation and approximately 48% of the average of the other continuing named executive officers’ (Dr. Melemed and Dr. Alrutz) target compensation as variable or at-risk pay, consisting of annual performance bonus that provides a payout only if we achieve our corporate performance goals and equity awards which provide additional value through appreciation over the long-term. “Target compensation” or “target pay” consists of base salary, target performance bonus opportunity and equity awards granted in 2023, based on the grant date fair values as reported in the Summary Compensation Table.

CEO’s Realizable Compensation
The Compensation Committee believes that given the pay-for-performance structure of our executive compensation program, realizable pay is an important measure to review in analyzing the alignment between our executive compensation program and our business/stock price performance. Compensation that is actually realizable by our CEO helps our Compensation Committee, Board of Directors and investors understand the sensitivity of our compensation program to our actual financial and stock performance and illustrates the alignment of our compensation program with stockholder interests.

The chart below shows our indexed total stockholder return (“TSR”) over the past three years, with both the total reported compensation of our CEO (Mr. Andriole for 2023, and Mr. Sherman for 2022 and 2021) as well as the applicable CEO’s “realizable” pay, which reflects base salary and annual performance-bonus earned and values equity awards granted during the year using their intrinsic value as of the end of each fiscal year (whether or not vested and exercisable). Intrinsic value is the number of shares subject to an outstanding equity award, multiplied by the stock price at the end of the year and, in the case of stock options, reduced by the exercise price required to purchase such shares. Intrinsic value differs from the value reported in the Summary Compensation Table, in that intrinsic value represents the value that could be received by the award recipient (and for these purposes, ignoring vesting schedules), whereas the value as required to be reported in the Summary Compensation Table represents the grant date fair value for accounting purposes, regardless of subsequent events affecting the share price. Indexed TSR is the return associated with a hypothetical $100 investment in our stock at the beginning of the relevant period.

As shown in the following chart, for 2023, realizable pay was approximately 33% lower than reported pay, as reflected in the Summary Compensation Table (excluding “other compensation” amounts), because the stock option awards we granted in 2023 had zero realizable value being “underwater” as of the end of 2023. The gap between realizable pay and reported pay narrowed as compared to previous years due to both a decline in the value of granted pay and inclusion of time-based RSUs in the 2023 equity award program.

The Compensation Committee also believes that reviewing realizable pay and our stock price performance in the context of our 2023 peer group is an important measure in assessing our pay for performance alignment against those companies with which we compete. The chart below shows the percentile of our CEO’s realizable pay over the prior three-year period (2021–2023) compared to our TSR performance percentile over the same period, as compared to our 2023 peer group. CEO realizable pay reflects Mr. Andriole’s realizable pay for 2023 and Mr. Sherman’s realizable pay for 2022 and 2021. As reflected in the chart below, TSR ranked above the median of our 2023 peer group (84th percentile) while our CEO’s realizable compensation ranked below the median of our 2023 peer group (28th percentile), showing that our stock price has generally performed better than peers and we have generally paid less than peers over the three-year period.

While the Compensation Committee recognizes that TSR is not the sole measure of our performance, we are mindful that TSR is important to our stockholders and a common measure used by institutional investors in assessing the alignment between pay and performance. We recognize there are a variety of ways to measure pay-for-performance alignment, and multiple measurements are often appropriate. Realizable pay, and as compared to TSR described in this section, supplements, and is not a substitute for the information contained in the Pay Versus Performance disclosure as required by newly finalized SEC rules reflected on page 60. We present the alignment of CEO compensation with our performance in the manner described in this section because we believe this is helpful to demonstrate how our Compensation Committee aligns pay with performance.

Our Executive Compensation Practices

What We Do	What We Don’t Do
Pay for performance - structure a substantial portion of pay to be “at risk” and based on Company performance	No agreements providing for excise tax or other gross ups
Bonuses are dependent on meeting corporate objectives and include a reasonable cap	No single trigger change in control benefits
Maintain a clawback policy (originally adopted in 2016 and enhanced for 2023 to adhere to SEC requirements)	No fringe benefits or perquisites that are not available to all employees
Seek and value stockholder feedback on compensation practices	No hedging or pledging of Company stock
Retain independent compensation consultant	No guaranteed bonuses or base salary increases

Oversight of Executive Compensation
The Compensation Committee is comprised of independent, non-employee members of the Board of Directors and is responsible for evaluating and determining the compensation paid to the named executive officers. The Compensation Committee retains an independent compensation consultant to assist the Compensation Committee in making executive compensation decisions.

For 2023, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) as its independent compensation consultant. In making 2023 compensation decisions, the Compensation Committee reviewed market data for each named executive officer’s position, compiled by Aon, from the following peer group of companies for 2023:

Allovir (ALVR)	Kronos Bio (KRON)
ALX Oncology (ALXO)	MEI Pharma (MEIP)
Arcturus Therapeutics (ARCT)	Precision BioSciences (DTIL)
Ardelyx (ARDX)	Rain Oncology (RAIN)
BioXcel Therapeutics (BTAI)	Seres Therapeutics (MCRB)
Curis (CRIS)	Sesen Bio (acquired by Carisma Therapeutics in March 2023)
CymaBay Therapeutics (CBAY)	Surface Oncology (acquired by Coherus in September 2023)
CytomX Therapeutics (CTMX)	Trevena (TRVN)
G1 Therapeutics (GTHX)	VBI Vaccines (VBIV)
Gritstone bio (GRTS)	Y-mAbs Therapeutics (YMAB)
Jounce Therapeutics (acquired by Concentra Biosciences, LLC in May 2023)

The 2023 peer group was recommended by Aon and compiled by selecting companies with the following parameters: operating in the biopharmaceutical industry, with a focus on Phase 3 companies with a preference given to companies with an oncology focus, with market capitalizations and headcounts generally from one-third to three times our market capitalization and headcount.

Say on Pay Vote; Stockholder Engagement and Response

At our 2023 Annual Meeting of Stockholders (the “2023 AGM”), our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2023 proxy statement. The proposal was supported by approximately 74.1% of the total votes cast. This level of support represented an improvement over the 2022 vote result of 61.6% which we believe was in part a result of our stockholder engagement and changes we made to our compensation program and disclosures in response to our 2022 vote. Our Compensation Committee felt it was essential to understand the level of support in 2023 to continue to engage in dialogue with our stockholders regarding our compensation program. Accordingly, in 2023, we worked with a third-party proxy solicitation firm, acting on behalf and at the direction of the Compensation Committee, to assist us in assessing our stockholder base and to engage with our stockholders to understand the reasons for the support levels at our annual meeting, including our say on pay proposal and director elections. We also reviewed the vote recommendations and the analyses from Institutional Shareholder Services and Glass Lewis, both of whom recommended that stockholders vote “for” our say on pay proposal and our director nominees at our 2023 AGM.

After our 2023 AGM, we reached out to our largest stockholders representing approximately 63% of our outstanding common stock, excluding shares held by directors, executive officers and affiliates of ours; this group represented the substantial majority of entities that held our stock at the time, excluding shares held by directors, executive officers and affiliates of ours.

What We Heard

Approximately 17% of the stockholders we reached out to, representing approximately 18% of our outstanding common stock, responded to the outreach, stating that no call was necessary. One stockholder (who held approximately 1% of our outstanding common stock) expressed an interest in meeting with us to discuss corporate governance and compensation matters. We subsequently arranged a meeting with this stockholder, along with the Chair of the Board of Directors and members of the

Legal and Investor Relations departments. The remaining stockholders we reached out to either did not respond to us or otherwise did not provide feedback regarding our executive compensation program.

In our conversation with the stockholder who was willing to meet with us, we discussed the Company’s compensation philosophy at some length. The stockholder was generally supportive for our executive pay program; however, the stockholder specifically asked that we:

(i)provide additional disclosure regarding our executive and management succession plan, and the Board of Director’s oversight of that plan;
(ii)explain the roles and responsibilities of Lead Independent Director, Chair of the Board of Directors, and Chief Executive Officer;
(iii)consider bolstering the retentive power of our equity compensation by offering a higher percentage of RSUs; and
(iv)provide additional rationale for our performance based equity compensation strategy, giving consideration to the size, industry, and stage of development of the Company.

Our Response

The Compensation Committee considered the stockholder feedback and evaluated what changes might be appropriate in light of this feedback.

•In response to the request for certain specific governance disclosures, in this proxy statement we provide (i) enhanced disclosure regarding our executive and management succession plan, and the Board of Director’s oversight of that plan, and (ii) explanations of the roles and responsibilities of Lead Independent Director, Chair of the Board of Directors, and Chief Executive Officer.
•Regarding the use of RSUs, in 2023, in consideration of the retentive power of our equity awards among other factors, the Compensation Committee changed our annual equity-based program to consist not only of options (as it had in 2022) but to also include a smaller portion of RSUs. The Committee felt that options convey the imperative for growth and link executives’ outcomes to those of our stockholders, but sought to provide, through RSUs, a modest level of retentive benefit (which still rewards upside growth) and stability during a period of leadership transitions. The Committee determined that a similar mix of options and RSUs was again appropriate for 2024 annual equity awards but is committed to continuing to review the equity mix and determining what mix offers the best alignment with our corporate strategy as it continues to evolve and adjust the emerging market opportunities
•In response to the request for additional rationale for our performance-based equity compensation strategy, in this proxy statement we provide the Compensation Committee’s view on the use of stock options as a performance-based equity vehicle given the company’s size, growth stage, and market sector.

Summary Compensation Table

The following table shows the total compensation earned by the named executive officers in 2023 and 2022, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mike Andriole, M.B.A., President and Chief Executive Officer(4)	2023 2022	528,473 454,650	__ __	93,135 __	399,282 1,079,671	280,500 127,302	11,031 10,997	1,312,421 1,672,620
Allen S. Melemed, M.D., Chief Medical Officer	2023 2022	488,408 465,150	__ __	50,708 __	215,588 866,823	166,059 130,242	11,031 9,901	931,794 1,472,116
Michael A. Alrutz, J.D., Ph.D., Senior Vice President, General Counsel and Corporate Secretary(5)	2023	432,180	__	42,257	179,656	128,574	11,187	793,854
Mike Sherman, Former President and Chief Executive Officer(6)	2023 2022	514,695 661,500	__ __	183,112 __	778,511 3,134,228	__ 254,678	41,536(7) 10,997	1,517,854 4,061,403

(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards and RSUs granted during the respective year, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 5 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the named executive officer on the vesting of the stock options or RSUs, the exercise of the stock options, or the sale of the common stock underlying such stock options or RSUs.

(2)Amounts in this column represent annual performance-based bonuses earned for the respective fiscal year. Each of the 2023 and 2022 performance-based bonuses shown above was paid in cash to each executive in early 2024 and 2023, respectively. For more information on these bonuses, see below under “Narrative Disclosure to Summary Compensation Table—Annual Performance-Based Bonuses.”

(3)Except as otherwise noted, amounts in this column represent term life insurance, long-term disability insurance, short-term disability insurance and accidental death and dismemberment insurance premiums, and matching 401(k) contributions of the first 3% (up to a maximum of $9,000 for 2023) of the named executive officer’s salary are paid by us on behalf of the named executive officers. All these benefits are provided to the named executive officers on the same terms as our regular full-time employees. For more information regarding these benefits, see below under “Narrative Disclosure to Summary Compensation Table—Other Compensation.”

(4)Effective August 1, 2023, Mr. Andriole was promoted from Chief Business Officer and Chief Financial Officer to President and Chief Executive Officer.

(5)Dr. Alrutz was not a named executive officer in 2022.

(6)Effective August 1, 2023, Mr. Sherman retired from his role as President and Chief Executive Officer and assumed the role of Chair of the Board.

(7) Amount consists of $10,354 for the benefits described in (3) in respect of Mr. Sherman’s employment services prior to August 1, 2023, and $31,182 representing cash retainers earned under our non-employee director compensation policy, for Mr. Sherman’s service as a non-employee member, and Chair, of our Board effective beginning on August 1, 2023. For more information regarding our non-employee director compensation policy, see below under “Director Compensation.”

Narrative Disclosure to Summary Compensation Table

The three principal components of our executive compensation program for our named executive officers in 2023 were base salary, annual performance-based bonus and long-term incentive equity compensation. We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. In line with our pay for performance philosophy, we structured a significant portion of our named executive officers’ 2023 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and long-term incentives, as further described above under “Executive Summary”.

Base Salary

Base salary provides financial stability and security to our named executive officers through a fixed amount of cash for performing job responsibilities. Each of the named executive officers’ 2023 annual base salary rates approved in early 2023 are listed in the table below, which represented a 5.0% increase over the 2022 base salaries based on several factors evaluated by the Compensation Committee including general cost of living, performance, and competitive market data.

Named Executive Officer	2023 Base Salary
Mike Andriole	$477,383
Allen S. Melemed, M.D.	$488,408
Michael A. Alrutz, J.D., Ph.D.	$432,180
Mike Sherman	$694,575

Upon Mr. Andriole’s promotion to Chief Executive Officer, the Compensation Committee increased Mr. Andriole’s 2023 annual base salary rate to $600,000, effective August 1, 2023. Upon Mr. Sherman’s transition to Chair of the Board effective August 1, he ceased receiving base salary payments and became eligible to receive cash compensation under our non-employee director compensation policy, as described below under “Director Compensation.”

Annual Performance-Based Bonuses

Each of our named executive officers was eligible to receive performance bonuses based entirely on our achievement of corporate objectives established by the Board of Directors for 2023. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, and the percentage attainment of the corporate goals for 2023, provided that, regardless of significant over-performance, the maximum bonus any individual named executive officer could earn under our performance-based bonus program was 200% of the amount of such individual’s target bonus. Bonuses could be earned at less than target in the event that our corporate goals are partially, but not fully, attained.

Like the process used to review base salary changes, in early 2023, the Compensation Committee reviewed available market data for comparable positions in our 2023 peer group to confirm that 2022 bonus target percentages were appropriate. Following this review, in early 2023, no adjustments to bonus target percentages were deemed necessary for 2023. Accordingly, the target bonus percentages for each of our named executive officers established in early 2023 remained unchanged from those in place for 2022. Mr. Sherman had a target bonus percentage of 55% of base salary, each of Mr. Andriole and Dr. Melemed had a target bonus percentage of 40% of annual base salary and Dr. Alrutz had a target bonus percentage of 35% of annual base salary.

Effective August 1, 2023, upon Mr. Andriole’s promotion to Chief Executive Officer, the Compensation Committee increased his target bonus percentage to 55%. Upon stepping down as CEO and assuming the role of Board Chair, Mr. Sherman was no longer eligible to participate in our annual performance-based bonus program and his 2023 annual bonus opportunity was canceled in full.

The corporate objectives for 2023 were formulated by the Compensation Committee in order to clearly tie incentives to the most vital short-term milestones within our overall operational and corporate strategy. Based on our overall corporate objective achievement, the Compensation Committee awarded each of our named executive officers (other than Mr. Sherman) 85% of their target bonuses for 2023, as reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Specifically, with respect to 2023, we awarded bonuses of $280,500, $166,059 and $128,574 to Mr. Andriole, Dr. Melemed and Dr. Alrutz, respectively, based on our achievement of the corporate objectives as determined by the Compensation Committee.

Equity-Based Incentive Awards

Equity opportunities are generally reviewed and determined annually at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual grants are determined based on several factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, equity dilution, internal equity amongst executives and market data provided by our independent compensation consultant.

In January 2023, the Compensation Committee approved annual equity awards to each of our named executive officers in the form of stock options and time-based RSUs, with options representing the significant majority of the grant value and RSUs representing the remainder. In keeping with the Compensation Committee’s philosophy to closely link executives’ experience to stockholders’ experience, the grant date value of annual equity grants has declined over each of the previous three years. Regardless of the reported value in the Summary Compensation Table, our named executive officers will only receive value from their stock option awards if the market price of our common stock increases above the market price of our common stock at the time of grant and remains above such price as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price. Currently, all granted stock options are underwater.

The Compensation Committee reviews market trends and has considered performance- vesting equity awards, which are often favored by proxy advisory firms and certain institutional investors. For 2023, the Compensation Committee determined that a significant majority of stock options balanced with RSUs was the most appropriate incentive structure for our executive officers. Traditionally, we have granted equity awards exclusively as stock options. The Compensation Committee continues to believe that stock options successfully convey the imperative for growth and reward superior results while closely linking the executives’ experience to that of stockholders. Further, the Compensation Committee recognized that for companies of our size, growth stage, and market sector, stock options are generally viewed as sufficiently performance-based as the share price generally moves most significantly based on products moving through the testing and approval process and being cleared for market entry. However, the Compensation Committee also recognized that RSUs could provide a similar upside benefit while also providing the needed retentive benefit during a period of leadership transition and the need for stability going forward. Accordingly, the Compensation Committee decided on an equity mix, in terms of the total number of shares issuable as stock options versus RSUs, for annual 2023 grants of approximately 86% options and 14% RSUs, which reflected the Compensation Committee’s intent to provide an appropriate balance, considering the historical use of stock options and our equity plan reserve. The Compensation Committee felt the RSU portion of the grant should be substantial enough to provide retentive value, while also setting the percentage of RSUs near but slightly below the prevailing market practice for companies in our sector of a similar size and growth phase.

Our time-based vesting schedules deliver retention incentives for the company over the long-term and, unlike awards that vest based on pre-determined operational or market goals, do not create incentives for inappropriate short-term risk-taking at the expense of realizing long-term value or the potential incentive for unethical conduct.

The 2023 stock options granted in January 2023 vest monthly over a four-year period and have an exercise price of $1.97 per share. The RSUs will vest in equal annual installments over a four-year period. The annual 2023 equity awards are reflected in the table below.

Upon his promotion to CEO, on August 1, 2023, Mr. Andriole was granted 150,000 stock options with a strike price of $1.19 and 25,000 RSUs. The RSUs vest in equal installments over a four-year period. The options also vest over a four-year period, with 25% of the options vesting on the first anniversary of the grant date, and the balance vesting in equal monthly installments over the following three years.

Named Executive Officer	Annual Stock Option Grant (# shares)	Annual Restricted Stock Units Grant (# shares)
Mike Andriole*	192,825	32,175
Allen S. Melemed, M.D.	154,260	25,740
Michael A. Alrutz, J.D., Ph.D.	128,550	21,450
Mike Sherman**	557,050	92,950
*The totals in the table do not include the promotional awards granted to Mr. Andriole on his appointment to CEO. On Aug. 1, 2023, Mr. Andriole was granted 150,000 stock options and 25,000 RSUs in connection with his appointment.
**Mr. Sherman’s equity grants will continue to vest upon the established schedule subject to his continuous service on the Board of Directors.

Given the ongoing economic uncertainty, the Compensation Committee determined that the same mix of options and RSUs was again appropriate for annual 2024 grants but is committed to continuing to review the equity award type and mix and determining what structure offers the best alignment with our corporate strategy as it continues to evolve and adjust the emerging market opportunities. In addition, the Compensation Committee was mindful that we deliver a meaningful portion of compensation in the form of annual performance bonus opportunity that is directly tied to, and incentivizes our executives to work towards, achievement of our key corporate goals.

Other Compensation

All of our executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We maintain a defined contribution employee retirement plan (401(k) plan) for our employees and our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to the lesser of 90% of his or her compensation or the statutory limit, which was $22,500 for calendar year 2023. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2023 could have been up to an additional $7,500 above the statutory limit. During 2023, we matched 100% of the first 3% of employee contributions, up to a maximum of $9,000) to the 401(k) plan. Participant and employer contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

We generally do not provide perquisites or personal benefits to our executive officers. We do, however, pay the premiums for term life insurance and long-term disability for all our employees, including our named executive officers. None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

None of our executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

Additionally, we maintain an incentive compensation recoupment, or “clawback”, policy. We initially adopted a clawback policy in 2016 which provided for our ability to recoup certain incentive compensation (from our executive officers upon an accounting restatement. In 2023, we adopted a new clawback policy that complies with Nasdaq’s listing standards. The policy provides that, in the event we are required to prepare an accounting restatement, we will be required to recover incentive based compensation received by any current or former executive officer based wholly or in part upon the attainment of a financial reporting measure that was erroneously awarded during the three completed fiscal years immediately preceding the date the restatement was required. The 2023 policy supersedes our 2016 policy with respect to incentive compensation that is received by a covered officer on or after October 2, 2023.

Agreements with our Named Executive Officers

Offer Letter Agreements

We entered into offer letter agreements with each of our named executive officers. The offer letters describe the initial terms of employment, summarized below. Each of our named executive officers’ employment is at-will.

Mr. Andriole. We entered into an offer letter agreement with Mr. Andriole in April 2019 setting forth the initial terms of his employment with us. In June 2023, we entered into an amended offer letter agreement with Mr. Andriole setting forth the terms of his employment upon his promotion to President and CEO, which included a base salary of $600,000, an annual target bonus percentage of 55%, a one-time promotion stock option grant of 150,000 shares of our common stock and a one-time grant of 25,000 time-based restricted stock units and continued eligibility to participate in our Officer Severance Benefit Plan.

Dr. Melemed. In June 2020, we entered into an offer letter agreement with Dr. Melemed setting forth the terms of his employment, which included an initial base salary of $435,000 (which has subsequently been increased to $506,723, effective as of January 1, 2024), an initial annual target bonus percentage of 40%, an initial stock option grant of 400,000 shares of our common stock which was granted in June 2020 and eligibility to participate in our Officer Severance Benefit Plan.

Dr. Alrutz. In May 2012, we entered into an offer letter agreement with Dr. Alrutz setting forth the terms of his employment, which included an initial base salary of $210,000 (which has subsequently been increased to $448,387, effective as of January 1, 2024), an initial annual target bonus percentage of 15% (which has been increased to 35%, effective as of January 1, 2024, an initial stock option grant of 50,000 shares of our common stock which was granted in June 2012 and eligibility to participate in our Officer Severance Benefit Plan.

Mr. Sherman. We entered into an offer letter agreement with Mr. Sherman in April 2019 that governed the terms of his employment with us as our Chief Executive Officer. In June 2023, we entered into a transition letter agreement with Mr. Sherman setting forth the terms of his transition on August 1, 2023 from CEO to Chair of the Board, which ceased his eligibility to participate in the Company’s Officer Severance Benefit Plan and any other employee benefits offered by the Company, subject to the applicable terms and conditions of such employee benefit plans. The Company paid all accrued salary and all accrued unused vacation earned through the August 1, 2023 transition date, subject to standard payroll deductions and withholdings and Mr. Sherman continues to be bound by the standard Proprietary Information and Inventions Agreement. Mr. Sherman’s transition from CEO to Chair of the Board did not impact Mr. Sherman’s “continuous service” for purposes of the continued vesting and exercisability of outstanding equity awards. In connection with his service as Chair of the Board, Mr. Sherman is entitled to applicable compensation for such role under the Company’s Non-Employee Director Compensation Policy, as it may be amended from time to time.

Potential Payments upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including salary and unused vacation pay. Each of our named executive officers holds equity awards under our equity incentive plans that were granted subject to our form of equity award agreements. A description of the termination and change in control provisions in such equity incentive plans and form of equity award agreements is provided below under “Equity Compensation Arrangements.”

Severance Plan. Our Officer Severance Benefit Plan (the “Severance Plan”), was originally adopted in February 2013 and most recently amended in April 2022 (to extend the termination date to December 2024). Under the Severance Plan, all of our continuing named executive officers are eligible to receive severance benefits upon a covered termination either alone or within the thirty days prior to or thirteen months following a change in control transaction (which generally has the same meaning as set forth in our 2013 Equity Incentive Plan (the “2013 Plan”), described below under “Equity Compensation Arrangements”). A covered termination means the officer’s termination without cause or resignation with good reason (including resignation due to any material reduction in duties, authorities or responsibilities, base salary or relocation by more than fifty miles). All of the severance benefits under the Severance Plan are contingent upon delivery to us of an effective release of claims and continued compliance with certain post-termination covenants.

Upon a covered termination that does not occur within the thirty days prior to or thirteen months following a change in control transaction, Mr. Andriole, Dr. Melemed, and Dr. Alrutz are eligible to receive (i) a payment equal to twelve months (or fifteen months, for Mr. Andriole after August 1, 2023) of base salary (such number of months, the “severance period”); (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if the executive had completed service for the severance period; and (iii) payment of COBRA benefits for the severance period.

Upon a covered termination that occurs within the thirty days prior to or thirteen months following a change in control transaction, Mr. Andriole, Dr. Melemed, and Dr. Alrutz are eligible for the same benefits described above for a covered termination not in connection with a change in control, except that effective as of August 1, 2023, the severance period is eighteen months for Mr. Andriole. Additionally, each executive will receive a lump sum amount equivalent to the target bonus for the year of termination and full vesting acceleration of all outstanding stock options and other stock awards. With respect to any such stock awards that are subject to performance-based vesting, acceleration will occur as if the performance criteria were attained at a 100% level.

Prior to his cessation of employment on August 1, 2023, Mr. Sherman was eligible for benefits under the Severance Benefit Plan at the same levels described above for Mr. Andriole. Mr. Sherman was not eligible for, and did not receive, any severance benefits under the Severance Benefit Plan or otherwise upon his cessation of employment on August 1, 2023. Following such date, Mr. Sherman is no longer eligible for any severance benefits under our Severance Benefit Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to each named executive officer that remain outstanding as of December 31, 2023.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(9)
Mike Andriole	4/8/2019(2)(4)	450,000	—	2.09	4/7/2029	—	—
	1/21/2020(6)	188,489	4,011	2.08	1/20/2030	—	—
	1/22/2021(6)	182,292	67,708	9.28	1/21/2031	—	—
	1/18/2022(6)	143,750	156,250	5.62	1/17/2032	—	—
	1/17/2023(6)	44,189	148,636	1.97	1/16/2033	—	—
	8/1/2023(7)	—	150,000	1.19	7/31/2033	—	—
	1/17/2023(8)	—	—	—	—	32,175	30,968
	8/1/2023(8)	—	—	—	—	25,000	24,063
Allen S. Melemed, M.D.	6/19/2020(5)	350,000	50,000	3.11	6/18/2030	—	—
	1/22/2021(6)	138,541	51,459	9.28	1/21/2031	—	—
	1/18/2022(6)	115,000	125,000	5.62	1/17/2032	—	—
	1/17/2023(6)	35,351	118,909	1.97	1/16/2033	—	—
	1/17/2023(8)	—	—	—	—	25,740	24,775
Michael A. Alrutz, J.D., Ph.D.	1/28/2014	9,000	—	18.75	1/27/2024	—	—
	8/26/2014	20,000	—	25.75	8/25/2024	—	—
	1/28/2015	28,000	—	39.41	1/27/2025	—	—
	8/1/2015	15,000	—	53.74	7/31/2025	—	—
	1/8/2016	178,000	—	8.06	1/7/2026	—	—
	1/24/2017	45,750	—	5.14	1/23/2027	—	—
	1/25/2018	135,000	—	4.68	1/24/2028	—	—
	1/23/2019	176,000	—	2.41	1/22/2029	—	—
	1/21/2020(6)	161,562	3,438	2.08	1/20/2030	—	—
	1/22/2021(6)	123,958	46,042	9.28	1/21/2031	—	—
	1/18/2022(6)	95,833	104,167	5.62	1/17/2032	—	—
	1/17/2023(6)	29,459	99,091	1.97	1/16/2033	—	—
	1/17/2023(8)	—	—	—	—	21,450	20,646
Mike Sherman	4/8/2019(2)(4)	1,150,000	—	2.09	4/7/2029	—	—
	1/21/2020(6)	619,321	13,179	2.08	1/20/2030	—	—
	1/22/2021(6)	510,416	189,584	9.28	1/21/2031	—	—
	1/18/2022(6)	419,270	455,730	5.62	1/17/2032	—	—
	1/17/2023(6)	127,657	429,393	1.97	1/16/2033	—	—
	1/17/2023(8)	—	—	—	—	92,950	89,464

(1)All of these option awards and restricted stock unit awards were granted under the 2013 Plan except for those noted in footnote 2. The terms of the 2013 Plan are described below under “Equity Compensation Arrangements.” Except as otherwise indicated, each option award becomes exercisable as it becomes vested. Vesting for all option awards and restricted stock unit awards is subject to the executive’s continuous service with us through the vesting date.

(2)The option awards granted in 2019 to Mr. Sherman and Mr. Andriole are subject to the terms of the 2013 Plan, but were granted outside of the 2013 Plan, as they constituted inducement grants in accordance with Nasdaq Stock Market rules.

(3)All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

(4)25% of the shares subject to the option vest on April 8, 2020, and 1/36th of the shares vest monthly thereafter.

(5)25% of the shares subject to the option vest on June 19, 2021, and 1/36th of the shares vest monthly thereafter.

(6)1/48th of the shares subject to the option vest monthly after the grant date.

(7)25% of the shares subject to the option vest on August 1, 2024, and 1/36th of the shares vest monthly thereafter.

(8)25% of the shares subject to the restricted stock unit award vest annually after the grant date.

(9)Calculated by multiplying the number of RSUs that have not vested by the closing price ($0.9625) of the Company’s common stock on December 29, 2023, the last trading day before the end of our Fiscal 2023, as reported by Nasdaq.

Equity Compensation Arrangements

Following our initial public offering in April 2013, we have granted all equity awards pursuant to the 2013 Plan, with the exception of inducement grants made subject to the terms of the 2013 Plan, but granted outside of the 2013 Plan, in accordance with Nasdaq Stock Market rules. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award. Generally, our stock option awards vest over a four-year period.

2013 Equity Incentive Plan

General. We currently grant equity awards to our named executive officers and other employees, Directors and consultants under the 2013 Plan. The 2013 Plan was initially adopted by our Board of Directors and our stockholders and became effective in connection with our initial public offering in April 2013 and subsequently amended by the Board of Directors in March 2014 and approved by our stockholders in June 2014. Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2013 Plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or the authorized committee is referred to herein as the plan administrator.

If Proposal 2 is approved by our stockholders at the Annual Meeting, then the 2013 Plan will be superseded by the 2024 Equity Incentive Plan and on and after the date of the Annual Meeting, we will no longer grant equity awards under the 2013 Plan.

The 2013 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation (collectively, “stock awards”), all of which may be granted to employees, including officers, non-

employee Directors and consultants of us and our affiliates. Additionally, the 2013 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee Directors and consultants. We have currently granted only stock options and restricted stock units under our 2013 Plan, although we may grant other types of stock awards under our 2013 Plan in the future.

Stock Options. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2013 Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under the 2013 Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service, except that, under our form of option agreement, the option holder may exercise any vested options for a period of 12 months following cessation of service due to retirement (i.e., termination without cause or resignation upon or after reaching age 59 ½). The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 12 months in the event of death. In addition, under our form of stock option agreement, options will accelerate in full upon the optionholder’s termination due to death or disability. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason. Our form of restricted stock unit award agreement provides if the holder’s service relationship with us, or any of our affiliates, ceases for any reason other than due to disability or death, all restricted stock units not vested as of the date of termination will be forfeited. If a holder’s service relationship with us, or any of our affiliates ceases due to disability or death, restricted stock units will accelerate in full upon such termination.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
•arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;
•arrange for the lapse of any reacquisition or repurchase right held by us;
•cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or
•make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 Plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Under the 2013 Plan, a “change in control” is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and Termination. Our Board of Directors has the authority to amend, suspend, or terminate our 2013 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 Plan.

2013 Employee Stock Purchase Plan

General. Our Board of Directors adopted the 2013 Employee Stock Purchase Plan (the “ESPP”), in February 2013 and our stockholders approved the ESPP in March 2013. The ESPP became effective in connection with our initial public offering in April 2013. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Our Board of Directors has delegated its authority to administer the ESPP to the Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including our named executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP, subject to certain limitations under the Code. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Corporate Transactions. In the event of certain significant corporate transactions, including: (i) a sale of all our assets, (ii) the sale or disposition of 90% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transaction, and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination. Our Board of Directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs, warrants and rights	Weighted-average exercise price of outstanding options, RSUs, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	16,682,017 (2013 Plan)	$5.52	2,257,711 (2013 Plan)
Equity compensation plans not approved by security holders	2,550,000(1)	$1.68	—
Total	19,232,017		2,257,711

(1)These securities are subject to the terms of the 2013 Plan, but were granted outside of the 2013 Plan as inducement awards in accordance with Nasdaq Listing Rule 5635(c)(4).

Item 402(v) Pay Versus Performance

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and named executive officer pay. This disclosure is intended to comply with the requirements of Item 402(v) of Regulation S-K applicable to “smaller reporting companies.” For additional information about our pay for performance compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive Compensation” beginning on page 42.

Required Tabular Disclosure of Pay Versus Performance

The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Executive Compensation” section above.

Year	Summary Compensation Table Total for PEO ($)(1)(2)		Compensation Actually Paid to PEO ($)(3)		Average Summary Compensation Table Total for non-PEO NEOs ($)(1)	Average Compensation Actually Paid to non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On Total Stockholder Return ($)(4)	Net Income (loss) ($ in thousands)(5)
	PEO1	PEO2	PEO1	PEO2
2023	1,486,671	1,312,421	(85)	764,028	862,824	461,716	$19.88	(82,095)
2022	4,061,403	—	(1,719,739)	—	1,572,368	(313,960)	$38.51	172,167
2021	6,026,822	—	6,554,832	—	2,203,653	2,312,710	$133.13	(173,236)

(1)PEO1 for each year reported was Mike Sherman, PEO2 for 2023 was Mike Andriole. The non-PEO NEOs for 2023 were Michael A. Alrutz, Ph.D., J.D. and Allen S. Melemed, M.D. The non-PEO NEOs for 2022 and 2021 were Mike Andriole and Allen S. Melemed, M.D.

(2)The amounts represent the total compensation reported for each of our PEOs for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(3)The reported dollar amounts represent the amount of “compensation actually paid” to PEO1 and PEO2 and the average amount of “compensation actually paid” to our non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the reported total compensation for each year to determine the compensation actually paid:

Summary Compensation Table Total	PEO1	PEO2	Average of Non-PEO NEOs
	2023	2023	2023
	1,486,671	1,312,421	862,824
Deduct: Grant Date Fair Value of Equity Awards as reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	961,623	492,416	244,105
Add: Year-End Fair Value of Equity Awards Granted in the Year	353,236	246,830	89,668
Add: Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Year	(634,755)	(219,881)	(176,242)
Add: Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(342,262)	(117,073)	(95,470)
Add: Change in Fair Value of Equity Awards Granted and Vested in the Year	98,648	34,147	25,041
Compensation Actually Paid	(85)	764,028	461,716

(4)TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2020. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s stock price at the end and the beginning of the measurement period by the Company’s stock price at the beginning of the measurement period.

(5)Net income (loss) attributable to Chimerix as reported in the Company’s consolidated financial statements for the applicable year.

Required Narrative Disclosure to Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

COMPENSATION ACTUALLY PAID VS COMPANY TSR

COMPENSATION ACTUALLY PAID VS NET INCOME

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that was earned by each of our non-employee Directors during the year ended December 31, 2023:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)(2)
Lisa Decker (3)	—	67,778	67,778
Martha J. Demski	85,000	59,522	144,522
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N. (4)	45,000	59,522	104,522
Patrick Machado	65,000	59,522	124,522
Robert J. Meyer, M.D.	57,500	59,522	117,022
Fred A. Middleton	60,000	59,522	119,522
Pratik S. Multani, M.D.	45,000	59,522	104,522
Vicki Vakiener	47,500	59,522	107,022
(1)Mr. Sherman became a non-employee Director on August 1, 2023 upon his retirement from the role of President and Chief Executive Officer. Because Mr. Sherman is a named executive officer for 2023, his compensation as a non-employee Director on and after August 1, 2023 is described in the Summary Compensation Table. Mr. Kozin joined the Board of Directors on March 20, 2024 and accordingly is not included in this table.

(2)Amounts listed represent the aggregate grant date fair value of option awards granted during 2023 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the non-employee Director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. For all Directors in the table except for Dr. Decker, the amount in the table reflects the aggregate grant date fair value of the annual stock option granted on the date of our annual meeting of stockholders in 2023. For Dr. Decker, the amount in the table reflects the aggregate grant date fair value of her initial grant upon her joining the Board on December 28, 2023. The aggregate number of shares subject to each non-employee Director’s outstanding option awards as of December 31, 2023 was as follows: Ms. Demski, 270,000 shares; Dr. Decker, 100,000 shares; Dr. Gilliss, 258,000 shares; Mr. Machado, 288,000 shares; Dr. Meyer, 264,000 shares; Mr. Middleton, 264,000 shares; Dr. Multani, 240,000 shares; Mr. Sherman, 3,914,550 shares; and Ms. Vakiener, 205,000 shares. Other than Mr. Sherman, whose outstanding option awards and unvested stock awards are described above under “Outstanding Equity Awards at Fiscal Year-End”, none of our non-employee Directors held unvested stock awards other than stock options as of December 31, 2023.
(3)Dr. Decker joined the Board of Directors on December 28, 2023.
(4)Dr. Gilliss retired from the Board of Directors, effective December 28, 2023.

We have implemented a compensation policy for our non-employee Directors which provides for automatic cash and equity grants for service on our Board of Directors. Currently, our non-employee Directors receive the following annual cash retainers under our non-employee Director compensation policy:

•$40,000 for all eligible non-employee Directors, plus an additional $35,000 annual cash retainer for the Chair of our Board of Directors and an additional $35,000 annual cash retainer for the Lead Independent Director;

•$10,000, $7,500 and $5,000 for service (other than as Chair) on the Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively; and

•$20,000, $15,000 and $10,000 for service as the Chair of the Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively.

In addition, our non-employee Director compensation policy currently provides for (1) the automatic initial grant for each non-employee Director first joining the Board of Directors an option to purchase 100,000 shares of common stock that vests with respect to one-third of the shares on the one year anniversary of the date of grant and monthly thereafter for 24 months, subject to the Director continuing to provide services to us during such period; and (2) the automatic annual grant for each non-employee Director whose term continues on the date of our annual meeting each year an option to purchase 60,000 shares of common stock that vests in 12 equal monthly installments from the date of grant, provided that in any case such option is fully vested on the date of our next annual stockholder meeting, subject to the Director continuing to provide services to us during such period.

The stock options granted to our non-employee Directors under our non-employee Director compensation policy are granted under our 2013 Plan and do not qualify as ISOs. Such stock options are generally subject to the terms of our form of stock option agreements under the 2013 Plan, except that the options will vest in full upon a change in control (as defined in the 2013 Plan). Pursuant to the Company’s Non-Employee Director Compensation Policy, upon a termination of service other than for Cause (as defined in the 2013 Plan), the post-termination exercise period will be the earlier of (i) three years from the date of termination, or (ii) the expiration date of the stock option. If Proposal 2 is approved by our stockholders, equity awards granted to our non-employee Directors will be made under the 2024 Equity Incentive Plan upon and following the Annual Meeting.

We have reimbursed and will continue to reimburse all of our non-employee Directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our Directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our Directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a Director or executive officer in any action or proceeding arising out of their services as one of our Directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as Directors and officers.

Policies and Procedures

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or Director are not considered related-person transactions under this policy. A related person is any executive officer, Director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;
•the impact on a Director’s independence in the event the related person is a Director, immediate family member of a Director or an entity with which a Director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a Director has an interest in the proposed transaction, the Director must recuse himself or herself from the deliberations and approval.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Chimerix, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Chimerix, Inc. Direct your written request to Chimerix, Inc., Attn: Legal Department, 2505 Meridian Parkway, Suite 100, Durham, NC 27713 or dial (919) 806-1074. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael A. Alrutz, J.D., Ph.D.
Senior Vice President, General Counsel and Corporate Secretary

April 26, 2024

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2023 is available without charge upon written request to: Corporate Secretary, Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham, NC 27713.

Chimerix, Inc.
2024 Equity Incentive Plan
Adopted by the Compensation Committee: April 10, 2024
Approved by the Stockholders: [June 20, 2024]

1.GENERAL.
(a)Successor to and Continuation of Prior Plan. The Plan is the successor to and continuation of the Prior Plan. As of 12:01 a.m. Eastern Standard Time on the Effective Date, (i) no additional awards may be granted under the Prior Plan; (ii) the Prior Plan’s Available Reserve will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plan will remain subject to the terms of the Prior Plan; provided, however, that any Prior Plan’s Returning Shares will become available for issuance pursuant to Awards granted under this Plan. All Awards granted on or after 12:01 a.m. Eastern Standard Time will be subject to the terms of this Plan.
(b)Eligible Award Recipients and Plan Purpose. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards. The Company, by means of the Plan, seeks to secure and retain the services of such persons, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(c)Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(d)Effective Date. The Plan will become effective on the Effective Date. No Award may be granted under the Plan prior to the Effective Date.
2.SHARES SUBJECT TO THE PLAN.
(a)Share Reserve.
(i)Subject to the adjustments in this Section 2 and in Section 6(a), the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed the sum of: (A) 10,182,331 new shares; plus (B) the number of shares ([461,261]) subject to the Prior Plan’s Available Reserve; plus (C) the Prior Plan’s Returning Shares, if any, as such shares become available for issuance under this Plan from time to time.
(b)Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to Section 6(a) regarding Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 31,930,776 shares.
(c)Actions that Will Not Constitute Issuance of Shares and Will Not Reduce Share Reserve. The following actions will not result in an issuance of shares of Common Stock under the Plan and accordingly will not reduce the number of shares of Common Stock subject to the Share Reserve and available for issuance under the Plan: (i) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; or (ii) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than shares of Common Stock).
1To be determined on date of Annual Meeting.

(d)Reversion of Shares to the Share Reserve.
(i)Shares Available For Subsequent Issuance. If any shares of Common Stock issued pursuant to an Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will revert to the Share Reserve and become available again for issuance under the Plan.
(ii)Shares Not Available For Subsequent Issuance. The following shares of Common Stock will not revert to the Share Reserve or become available again for issuance under the Plan: (A) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of an Award or a Prior Plan Award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Award or a Prior Plan Award; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise or purchase price of an Award or a Prior Plan Award; and (D) in the event that a Stock Appreciation Right granted under the Plan or a stock appreciation right granted under the Prior Plan is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.
(e)Share Reserve Limit. For clarity, the Share Reserve limit in Section 2(a) is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
3.ELIGIBILITY AND LIMITATIONS.
(a)Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.
(b)Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
4.OPTIONS AND STOCK APPRECIATION RIGHTS.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR

Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)by cash or check, bank draft or money order payable to the Company;
(ii)pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment, and (2) shares of Common Stock will no longer be subject to such Option and will not be exercisable thereafter to the extent that shares issuable upon exercise are reduced to pay the exercise price pursuant to such “net exercise;” or
(v)in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)Transferability. Options and SARs may not be transferred to third-party financial institutions without stockholder approval. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or its authorized designee, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)Vesting. Subject to Section 9(a), the Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board and which may vary. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)Termination of Continuous Service. Subject to Section 4(h), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, within such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii)12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination or death, as applicable, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(h)Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last 30 days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law; or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(i)Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(j)Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.
(a)Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board. The terms and conditions of separate Restricted Stock Awards and RSU Awards need not be identical; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i)Form of Award.
(1)Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2)RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii)Consideration.
(1)Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.
(2)RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)Vesting. Subject to Section 9(a), the Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board and which may vary. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (2) any portion of the Participant’s RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)Performance Awards. With respect to any Performance Award, subject to Section 9(a), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(c)Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan (including but not limited to Sections 9(a) and 9(b)), the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6.ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 2(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the provisions of this Section 6(a), no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 6(a). The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in this Section 6(a).
(b)Dissolution or Liquidation. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Company or any Affiliate and the Participant, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service.

(c)Transaction. The following provisions will apply to Awards in the event of a Transaction, unless otherwise provided in the instrument evidencing the Award, in any other written agreement between the Company or any Affiliate and the Participant, or in any director compensation policy of the Company.
(i)Awards May Be Assumed. In the event of a Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Transaction. For clarity, in the event of a Transaction, a surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue, or substitute similar awards for, the Awards held by some, but not all Participants. The terms of any such assumption, continuation or substitution will be set by the Board.
(ii)Awards Held by Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Transaction (referred to as the “Current Participants”), the vesting (and exercisability, if applicable) of such Awards will be accelerated in full (and with respect to any such Awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (x) the target level of performance or (y) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Transaction) to a date prior to the effective time of such Transaction (contingent upon the effectiveness of the Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Transaction), and such Awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Transaction). With respect to the vesting of Awards that will accelerate upon the occurrence of a Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Transaction or such later date as required to comply with Section 409A.
(iii)Awards Held by Persons other than Current Participants. In the event of a Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Transaction.
(iv)Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Transaction, the Board may provide that the holder of such Award may not exercise such Award but instead will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award, over (2) any exercise price payable by such holder in connection with such exercise.

(d)Appointment of Stockholder Representative. As a condition to the receipt of an Award, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)No Restriction on Right to Undertake Transactions. The grant of any Award and the issuance of shares of Common Stock pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(f) Change in Control. Unless provided otherwise in the Award Agreement for an Award, in any other written agreement or plan between the Company or any Affiliate and the Participant, or in any director compensation policy of the Company, an Award will not be subject to additional acceleration of vesting and exercisability upon or after a Change in Control.
7.ADMINISTRATION.
(a)Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 7(c).
(b)Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement in a manner and to the extent it deems necessary or expedient to make the Plan or Awards fully effective.
(iii)To settle all controversies regarding the Plan and Awards granted under it.
(iv)To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest, including in connection with a Transaction.

(v)To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Transaction, for reasons of administrative convenience.
(vi)To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii)To amend the Plan in any respect the Board deems necessary or advisable, provided that stockholder approval will be required to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)To submit any amendment to the Plan for stockholder approval.
(ix)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.
(x)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(c)Delegation to Committee.
(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with any Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated. As of the Effective Date the Board has delegated administration of the Plan to the Compensation Committee.

(ii)Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available. In addition, the Board or the Committee, in its sole discretion, may delegate to a Committee who need not be Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
(d)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)Repricing; Cancellation and Re-Grant of Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise price or strike price of any outstanding Options or SARs under the Plan, or (ii) cancel any outstanding Options or SARs that have an exercise price or strike price greater than the then-current Fair Market Value in exchange for cash or other Awards under the Plan or another equity plan of the Company, or (iii) take any other action that is treated as a repricing under generally accepted accounting principles, in each case unless the stockholders of the Company have approved such an action within 12 months prior to such an event.
(f)Delegation to Other Person or Body. The Board or any Committee may delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by Applicable Law: (i) designate recipients, other than Officers, of Awards, provided that no person or body may be delegated authority to grant an Award to themself, (ii) determine the number of shares of Common Stock subject to such Awards; and (iii) determine the terms of such Awards; provided, however, that the Board or Committee action regarding such delegation will fix the terms of such delegation in accordance with Applicable Law, including without limitation Sections 152 and 157 of the Delaware General Corporation Law. Unless provided otherwise in the Board or Committee action regarding such delegation, each Award granted pursuant to this section will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate authority to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value pursuant to Section 13(aa)(iii).
8.TAX WITHHOLDING.
(a)Withholding Authorization. As a condition to acceptance of any Award, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)Satisfaction of Withholding Obligations. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligations relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii)

withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c)Withholding Indemnification. As a condition to accepting an Award, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligations in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.MISCELLANEOUS.
(a)Minimum Vesting Requirements. No Award may vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the Award; provided, however, that shares of Common Stock up to five percent (5%) of the Share Reserve may be issued pursuant to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.
(b)Dividends and Dividend Equivalents.
(i)Dividends or dividend equivalents may not be paid or credited to Options or SARs.
(ii)With respect to any Award other than an Option or SAR, dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to such Award, as determined by the Board and specified in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.
(c)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(d)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(e)Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(f)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(g)No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(h)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(i)Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(j)Execution of Additional Documents. As a condition to accepting an Award , the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(k)Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan

Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(l)Clawback/Recovery. All Awards will be subject to recoupment in accordance with the following, to the extent applicable and permissible under Applicable Law (1) the Company's Incentive Compensation Recoupment Policy adopted on November 14, 2023, as amended from time to time; (2) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law; and (3) any other clawback policy that the Company otherwise adopts. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(m)Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(n)Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or an Award Agreement, Awards may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of a Restricted Stock Award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law. Notwithstanding the foregoing or anything in the Plan or an Award Agreement to the contrary, no Award may be transferred to any third-party financial institution without stockholder approval.
(o)Effect on Other Employee Benefit Plans. The value of any Award, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(p)Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(q)Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of

Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(r)Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.COVENANTS OF THE COMPANY.
(a)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
(b)No Obligation to Notify or Minimize Taxes; No Liability for Taxes. The Company has no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising an Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to any Participant and will not be liable to any Participant for any adverse tax consequences to such Participant in connection with an Award. As a condition to accepting an Award, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges that any Option or SAR is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
11.SEVERABILITY.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
12.TERMINATION OF THE PLAN.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
13.DEFINITIONS.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)“Adoption Date” means the date the Plan is first approved by the Compensation Committee.
(b)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)“Annual Meeting” means the annual meeting of stockholders of the Company.
(d)“Applicable Law” means the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)“Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f)“Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g)“Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of any felony or any crime involving fraud; (ii) such Participant’s participation (whether by affirmative act or omission) in a fraud or felonious act against the Company and/or its Affiliates; (iii) conduct by such Participant which, based upon a good faith and reasonable factual investigation by the Company (or, if such Participant is an Officer, by the Board), demonstrates such Participant’s unfitness to serve; (iv) such Participant’s violation of any statutory or fiduciary duty, or duty of loyalty owed to the Company and/or its Affiliates and which has a material adverse effect on the Company and/or its Affiliates; (v) such Participant’s violation of state or federal law in connection with such Participant’s performance of such Participant’s job which has a material adverse effect on the Company and/or its Affiliates; (vi) breach of any material term of any contract between such Participant and the Company and/or its Affiliates; and (vii) such Participant’s violation of any material Company policy. Notwithstanding the foregoing, such Participant’s death or Disability shall not constitute Cause as set forth herein. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board or Committee, as applicable, in its sole and exclusive judgment and discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j)“Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to a Participant in connection with an Award, such transaction also constitutes a Section 409A Change in Control:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, that, for this purpose, no individual initially elected or nominated as a member of the Board as a result of an actual or threatened election contest with respect to Board membership or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that (1) if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply; and (2) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards subject to such an individual written agreement without a requirement that the Change in Control (or analogous term) actually occur.
(k)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l)“Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m)“Common Stock” means the common stock of the Company.
(n)“Company” means Chimerix, Inc., a Delaware corporation.
(o)“Compensation Committee” means the Compensation Committee of the Board.
(p)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service;

provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation, but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(s)“determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(t)“Director” means a member of the Board.
(u)“Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v)“Effective Date” means the date of the Annual Meeting in 2024, provided this Plan is approved by the Company’s stockholders at such meeting.
(w)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(x)“Entity” means a corporation, partnership, limited liability company or other entity.

(y)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(z)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary, (ii) any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(aa)“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(iii)In the absence of such exchange or market for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(bb)“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(cc)“Grant Notice” means the written notice provided to a Participant that he or she has been granted an Award and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(dd)“Incentive Stock Option” means an option granted pursuant to Section 4 that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(ee)“Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award:

(i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(ff)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(gg)“Nonstatutory Stock Option” means any option granted pursuant to Section 4 that does not qualify as an Incentive Stock Option.
(hh)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(ii)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(jj)“Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(kk)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(ll)“Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).
(mm)“Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(nn)“Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(oo)“Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(pp)“Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain

Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(qq)“Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; preclinical development related compound goals; financing; regulatory milestones, including approval of a compound; stockholder liquidity; corporate governance and compliance; product commercialization; intellectual property; personnel matters; progress of internal research or clinical programs; progress of partnered programs; partner satisfaction; budget management; clinical achievements; completing phases of a clinical trial (including the treatment phase); announcing or presenting preliminary or final data from clinical trials, in each case, whether on particular timelines or generally; timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; research progress, including the development of programs; investor relations, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee.
(rr)“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board is authorized to make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to make other appropriate adjustments selected by the Board. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable Award Agreement or the written terms of a Performance Award.
(ss)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of, or any payment under, an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(tt)“Plan” means this Chimerix, Inc. 2024 Equity Incentive Plan, as amended from time to time.
(uu)“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(vv)“Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(g).
(ww)“Prior Plan” means the Chimerix, Inc. 2013 Equity Incentive Plan.
(xx)“Prior Plan Award” means a stock award granted under the Prior Plan that is outstanding as of the Effective Date.
(yy)“Prior Plan’s Available Reserve” means the number of shares available for the grant of new awards under the Prior Plan as of immediately prior to the Effective Date.
(zz)“Prior Plan’s Returning Shares” means shares of Common Stock subject to a Prior Plan Award (or in the case of clause (C) below, issued pursuant to a Prior Plan Award) that on or after 12:01 a.m. Eastern Standard Time on the Effective Date: (A) are not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued; (B) are not issued because such Prior Plan Award or any portion thereof is settled in cash; or (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.
(aaa)“Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(bbb)“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc)“RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ddd)“RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(eee)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(fff)“Rule 405” means Rule 405 promulgated under the Securities Act.
(ggg)“SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(hhh)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(iii)“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(jjj)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(kkk)“Share Reserve” means the number of shares of Common Stock available for issuance under the Plan as set forth in Section 2(a), subject to adjustment pursuant to Section 6(a) in connection with Capitalization Adjustments.
(lll)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(mmm)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(nnn)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ooo)“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(ppp)“Transaction” means a Corporate Transaction or a Change in Control.

CHIMERIX

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by June 20, 2024 at 1:00 A.M., Central Time.

Online
Go to **www.envisionreports.com/CMRX** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CMRX

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Chimerix, Inc. 2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees to the Board of Directors and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold
01 - Martha J. Demski	☐	☐
02 - Pratik S. Multani, M.D.	☐	☐
03 - Vicki Vakiener	☐	☐

Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03ZM7C

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/CMRX

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CMRX

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Chimerix, Inc.

Notice of 2024 Annual Meeting of Stockholders

Michael Andriole and Michelle LaSpaluto (the "Named Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Chimerix, Inc. to be held on June 20, 2024 or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted by the stockholder as directed herein. If no such directions are indicated, the Named Proxies will have authority to vote FOR the election of the three nominees for director, FOR the approval of the Chimerix, Inc. 2024 Equity Incentive Plan, FOR the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024 and FOR the approval, on an advisory basis, of the compensation of the Company's Named Executive Officers, as disclosed in this Proxy Statement. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign, date (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐